UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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PROGRESS SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Progress Software Corporation will be held on April 28, 2011, commencing at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730, for the following purposes:
(1)	To elect six directors nominated by the Board of Directors;

(2)	To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000;

(3)	To hold an advisory vote on the compensation of our named executive officers;

(4)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.
     Our Board of Directors has fixed the close of business on February 28, 2011 as the record date for determination of the shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

March 22, 2011	By Order of the Board of Directors, James D. Freedman Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID
ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

PROXY STATEMENT

          This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Progress Software Corporation of proxies for use at the 2011 Annual Meeting of Shareholders to be held on April 28, 2011, at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730. We anticipate that this proxy statement and the accompanying form of proxy will first be mailed to shareholders on or about March 26, 2011.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to Be Held on April 28, 2011:
This proxy statement and our 2010 Annual Report to shareholders are available at:
http://materials.proxyvote.com/743312
     At the annual meeting, shareholders will be asked to consider and vote upon the following proposals:
(1)	To elect six directors nominated by the Board of Directors;

(2)	To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000;

(3)	To hold an advisory vote on the compensation of our named executive officers;

(4)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.
            You may obtain directions to the location of the annual meeting by visiting our website at www.progress.com.

ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
     At our annual meeting, shareholders will act upon the matters outlined in the meeting notice provided with this proxy statement. If you attend the annual meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. Our Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. This proxy statement explains the proposals to be voted on at the annual meeting.
Who can attend the meeting?
     All shareholders as of the close of business on February 28, 2011, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring your proxy card or voting instruction card and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting.
     Please also note that if you hold your shares through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
Who is entitled to vote at the meeting?
     Only shareholders of record at the close of business on the record date for the meeting are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 66,956,786 shares of our common stock outstanding on the record date.
What are the voting rights of the holders of the company’s common stock?
     Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.
What is the difference between holding shares as a shareholder of record and a beneficial owner?
     If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card, or to vote in person at the annual meeting.
     Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.
What is a quorum?
     A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 33,478,394 shares, which is a simple majority of the 66,956,786 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the shareholders.
     If you are a shareholder of record, you must deliver your vote by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum.
     If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the matters to be presented at the annual meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares will not count for purposes of attaining a quorum.
How do I vote?
     If you are a shareholder of record, you have the option of submitting your proxy card by mail or attending the meeting and delivering the proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot.
     If you are a beneficial owner of shares, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.
     When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:
•	elect the six directors nominated by our Board of Directors;

•	approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000;

•	approve the compensation of our named executive officers; and

•	recommend an annual advisory vote on the compensation of our named executive officers.
     If any matter not listed in the Notice of Meeting is properly presented at the meeting, they will vote your shares in accordance with their best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.
Can I change or revoke my vote?
     You may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.
What vote is required to approve each proposal?
•	The directors elected at the meeting will be the six directors receiving the highest number of votes.

•	The approval of the amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock may be approved by the affirmative vote of a majority of our shares outstanding and entitled to vote.

•	All other proposals in this proxy statement may be approved by the affirmative vote of a majority of the votes cast.

     If you abstain from voting, it will not count as a vote for or against any other proposal.
     Brokers do not have discretionary authority to vote on any of the matters to be presented at the annual meeting. Therefore, if you hold your shares in “street name” through a broker or other nominee, absent voting instructions from you, your shares will not be counted as voting and will have no effect on those proposals requiring approval by a plurality or majority of the votes cast. However, with respect to the proposal to amend our Restated Articles of Organization, absent voting instructions from you, your shares will have the effect of a vote against the proposal.
What is “householding” of proxy materials?
     In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your proxy card. We will deliver such additional copies promptly upon receipt of such request.
     In other cases, shareholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number that appears on your proxy card.
Who will count the votes and where can I find the voting results?
     American Stock Transfer & Trust Company will tabulate the voting results. We will announce the voting results at the annual meeting and will publish the results by filing a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
     Our Board of Directors is currently comprised of six members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors Barry N. Bycoff, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Richard D. Reidy, each of whom is currently a director of our company.
     Each director elected at the annual meeting will hold office until the next annual meeting of shareholders or special meeting in lieu of such annual meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors.
     Each of the director nominees named in this proxy statement has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that before the annual meeting one or more nominees should become unwilling or unable to serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.
     If a quorum is present at the annual meeting, a plurality of the votes properly cast will be required to elect a nominee to the office of director.
DIRECTORS
     The following table sets forth the director nominees, their ages, and the positions currently held by each person with our company. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each person should serve as a director.

Name	Age	Position
Barry N. Bycoff	62	Executive Chairman
Ram Gupta (1)(2)(3)	48	Director
Charles F. Kane (1)(2)	53	Director
David A. Krall (2)(3)	50	Director
Michael L. Mark (1)(3)	65	Lead Independent Director
Richard D. Reidy	51	President and Chief Executive Officer

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee
     Mr. Bycoff became our Executive Chairman in March 2009 and has been a director since March 2007. From May 2005 to July 2007, Mr. Bycoff was a venture partner of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc.
     The current term of Mr. Bycoff’s service as Executive Chairman will expire as of the annual meeting. However, our Board of Directors has nominated Mr. Bycoff for re-election to the Board of Directors in light of his past service to us, his experience, as described below, his familiarity with our company, his level of participation and the quality of his performance as a director. In nominating Mr. Bycoff for re-election, our Board of Directors considered that he will not meet applicable independence standards for three years as a result of his past employment with our company.
     As the founder and former Chief Executive Officer of Netegrity, a public technology company, Mr. Bycoff demonstrated leadership, management and strategic experience, as well as significant financial, operational and corporate governance experience. Mr. Bycoff also has significant management experience from working in a variety of software companies. Mr. Bycoff also has valuable experience as a current and former board member of a number of public and private technology related companies. Mr. Bycoff also brings to the Board of Directors his investing experience from his tenure at Pequot Ventures.
     Mr. Gupta has been a director since May 2008. From November 2005 to May 2007, Mr. Gupta was President and Chief Executive Officer of CAST Iron Systems, Inc. Mr. Gupta is currently a private investor. Mr. Gupta also is a director of S1 Corp. Mr. Gupta was previously a director of Source Forge, Inc.
     Mr. Gupta has extensive strategic marketing and management expertise at global technology companies, including responsibility for strategy, marketing, development, customer support, alliances and mergers and acquisitions. As a former executive and current board member of a number of technology-related public companies, Mr. Gupta offers industry specific, public company board experience to our Board of Directors. His extensive experience in the software industry, particularly in the area of strategy and marketing, is a significant asset to the Board of Directors.
     Mr. Kane has been a director since November 2006. Mr. Kane is currently a Director and Strategic Advisor to One Laptop Per Child, with whom he served as President and Chief Operating Officer from 2008 until 2009. From May 2006 to October 2006, Mr. Kane was Chief Financial Officer of RSA Security Inc., and from July 2002 to May 2006, was Chief Financial Officer of Aspen Technology, Inc. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc.
     As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of a publicly traded technology company. Mr. Kane also offers substantial public company board experience to our Board of Directors.
     Mr. Krall has been a director since February 2008. Mr. Krall is currently a Strategic Advisor to Roku, Inc., a position he assumed in January 2011. Mr. Krall joined Roku, Inc. in February 2010 as President and Chief Operating Officer. Prior to that time, Mr. Krall was President and Chief Executive Officer and a member of the Board of Directors of QSecure, Inc. From 2000 to 2007, Mr. Krall was President, Chief Executive Officer and a member of the Board of Directors of Avid Technology, Inc.
     Mr. Krall has significant leadership, management and operational experience through his service in a broad range of executive positions within the software and technology industries. From working in companies ranging from small startups to public companies with thousands of employees serving worldwide marketplaces, Mr. Krall brings experience in the areas of new product development, integration of complex software and hardware solutions, strategy formation, and general management.
     Mr. Mark was appointed Lead Independent Director in March 2009 and has been a director since July 1987. From December 2006 until March 2009, Mr. Mark was Chairman of the Board. Mr. Mark is a private investor and member of Walnut Venture Associates, an investment group seeking opportunities in early-stage and emerging high-tech companies in New England.
     Mr. Mark has served on our Board of Directors for almost twenty-five years, spanning the entire time that we have been a public company. As a result, Mr. Mark provides our Board of Directors with critical historical knowledge and insights on our business and the software industry generally. Mr. Mark also has extensive experience as a director of public and private companies.
     Mr. Reidy became our President and Chief Executive Officer in March 2009. Prior to that time, Mr. Reidy was our Chief Operating Officer, a position he had held since September 2008. From December 2007 until September 2008, Mr. Reidy was Executive Vice President, and from 2004 until December 2007, was President, DataDirect Technologies Division. Mr. Reidy joined us in 1985 and has been a director since May 2009.
     Through his experience as our President and Chief Executive Officer and in his former positions with our company extending over twenty-five years, Mr. Reidy has gained significant leadership, management and operating experience, extensive knowledge of our products and services and of the markets in which we compete, and significant technical, financial, strategic and marketing expertise.
     Our Board of Directors recommends that you vote FOR the election of the following six individuals as directors: Barry N. Bycoff, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Richard D. Reidy.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors
     Our Board of Directors met eleven times during the fiscal year ended November 30, 2010. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he served during fiscal year 2010. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
     The Audit Committee of our Board of Directors during fiscal year 2010 consisted of Messrs. Gupta, Kane and Mark, with Mr. Kane serving as Chairman. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee met five times during fiscal year 2010.
     The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.
     The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance. The Audit Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, our critical accounting policies and the overall quality of our financial reporting, and the Audit Committee reports on these matters to our Board of Directors. The Audit Committee meets with the independent auditor with and without our management present.
     For fiscal year 2010, among other functions, the Audit Committee:
•	appointed the independent registered public accounting firm;

•	reviewed with our independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviewed the independent registered public accounting firm’s fees for services performed;

•	reviewed with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC;

•	reviewed with management our major financial risks and the steps management has taken to monitor and control those risks; and

•	reviewed with management various matters related to our internal controls.
Compensation Committee
     The Compensation Committee of our Board of Directors during fiscal year 2010 consisted of Messrs.

Gupta, Krall and Mark, with Mr. Krall serving as Chairman. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by NASDAQ. The Compensation Committee met nine times during fiscal year 2010.
     The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.
     In accordance with its charter, the Compensation Committee:
•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all officers (as defined in Section 16 of the Exchange Act) of our company other than the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.
     Our Chief Executive Officer, our other executives, and our human resources department support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding our compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee on an annual basis regarding salary increases, potential bonuses and equity awards for each of our other executive officers.
     The Compensation Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. In fiscal year 2010, the Compensation Committee retained Radford Surveys + Consulting, or Radford, to assist it in evaluating the compensation of our officers and directors. Radford does not directly provide any other services to us and consults with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
     At the beginning of each fiscal year, the Compensation Committee begins the process of reviewing executive officer and board compensation for the coming fiscal year. The Compensation Committee members are provided reports from the external compensation consultant comparing our executive compensation and equity granting practices relative to the market and to a peer group. Reports are also provided on board of director compensation relative to the market and a peer group.
     During the first quarter of each fiscal year, the Compensation Committee reviews recommendations from management on the current fiscal year short-term incentive programs relative to anticipated corporate performance. The Compensation Committee also reviews recommendations from management on the current fiscal year long-term incentive programs, principally in the form of annual equity awards. In February or March, the Compensation Committee reviews and approves changes to executive officers’ total target cash compensation, which includes base salary and target bonus.

     Prior to the annual meeting of shareholders for each fiscal year, the Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding any changes to Board compensation.
     At the end of the fiscal year, the Compensation Committee reviews preliminary results of the short-term incentive programs, 401(k) match and 401(k) cash bonus in excess of federal limits. Final review and approval of these programs and costs are completed early in the following fiscal year prior to any payments.
     In accordance with our Stock Option Grant Policy, the Compensation Committee meets at least four times a year to review and approve stock option grants and other equity award requests.
     Communication with Compensation Committee members is accomplished through committee meetings, teleconference calls or email. Members of management and/or the external compensation consultants participate in these various communication methods and attend meetings or conference calls at the invitation of the Compensation Committee.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee of our Board of Directors during fiscal year 2010 consisted of Messrs. Gupta, Kane and Krall, with Mr. Gupta serving as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by NASDAQ. The Nominating and Corporate Governance Committee met five times during fiscal year 2010.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.
     In accordance with its charter, the Nominating and Corporate Governance Committee:
•	is responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the annual meeting;

•	assists in determining the composition of our Board of Directors and its committees;

•	assists in developing and monitoring a process to assess the effectiveness of our Board of Directors;

•	assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer; and

•	assists in developing and implementing our Corporate Governance Guidelines.
     Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have the highest personal and professional integrity and demonstrated exceptional ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;

•	no identified conflicts of interest as a prospective director of our company;

•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

•	willingness to comply with our Code of Conduct and Finance Code of Professional Ethics.
     The Board of Directors retains the right to modify these minimum qualifications from time to time, and exceptional candidates who do not meet all of these criteria may still be considered.
     In addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board of Directors select persons for nomination:
•	Whether the nominee has direct experience in the software industry or in the markets in which we operate.

•	Whether the nominee, if elected, assists in achieving a mix of members on our Board of Directors that represents a diversity of background, experience, skills, ages, race and gender.
     The Nominating and Corporate Governance Committee may also consider other criteria that it deems appropriate from time to time for the overall composition and structure of our Board of Directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no criterion is necessarily applicable to all prospective nominees. Neither the Nominating and Corporate Governance Committee nor our Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees, although, as described above, both may consider diversity when identifying and evaluating proposed director candidates.
     In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards. In the case of a new director candidate, the Nominating and Corporate Governance Committee determines whether the candidate meets the applicable independence standards, and the level of the candidate’s financial expertise. The candidate will also be interviewed by the Nominating and Corporate Governance Committee.
     Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with the other directors and management, through the use of search firms or other advisors, through recommendations submitted by shareholders or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee confirms that the candidate meets all of the minimum qualifications for a director nominee established by the Committee. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by shareholders.
     Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.

     The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by shareholders of our company. Recommendations sent by shareholders must provide the following information:
•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed under SEC rules.
The submission must be accompanied by a written consent of the individual to be named in our proxy statement as standing for election if nominated by our Board of Directors and to serve if elected by the shareholders. Shareholder recommendations of candidates for election as directors at an annual meeting of shareholders must be given at least 120 days prior to the date on which our proxy statement was released to shareholders in connection with our previous year’s annual meeting.
     Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written communication to the Committee at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

CORPORATE GOVERNANCE
Independence of Members of our Board of Directors
     Our Board of Directors has determined that each of our non-employee directors (Messrs. Gupta, Kane, Krall and Mark) is independent within the meaning of the director independence standards of NASDAQ and the applicable rules of the SEC. In making this determination, our Board of Directors solicited information from each of the directors regarding whether that director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director’s normal compensation. Our Board of Directors considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during fiscal year 2010, and determined that none of our non-employee directors had a material interest in those transactions.
Executive Chairman
     In March 2009, Mr. Bycoff was appointed to the newly-created position of Executive Chairman for a one-year term expiring at the annual meeting of shareholders to be held in 2010. In January 2010, we entered into an agreement with Mr. Bycoff pursuant to which the term was extended until the annual meeting of shareholders in 2011.
     As Executive Chairman, Mr. Bycoff provides advice to the Chief Executive Officer with a principal focus on strategic matters and consults in the annual performance evaluation of the Chief Executive Officer. Mr. Bycoff also works with the Lead Independent Director and the Chief Executive Officer to prepare Board of Directors meeting agendas, chairs meetings of the Board of Directors and reports on the overall progress of our company.
     The current term of Mr. Bycoff’s service as Executive Chairman will expire as of the annual meeting. We do not expect that our Board of Directors will appoint a new Executive Chairman. To the extent that our Board of Directors appoints a new Executive Chairman or a Chairman who is not independent, our Board of Directors will continue to appoint a Lead Independent Director (see below).
Lead Independent Director
     In March 2009, Mr. Mark was appointed to the newly-created position of Lead Independent Director of our Board of Directors. Previously, Mr. Mark was Chairman of the Board. In the role of Lead Independent Director, Mr. Mark presides over meetings of the independent members of our Board of Directors. Mr. Mark also works with the Executive Chairman and the Chief Executive Officer to prepare Board of Directors meeting agendas.
Executive Sessions of Independent Directors
     Executive sessions of the independent directors are held following regularly scheduled meetings of our Board of Directors. Executive sessions do not include the employee directors of our company, and the Lead Independent Director is responsible for chairing the executive sessions.
Board Leadership Structure
     Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as our Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. However, historically, the roles of Chairman and Chief Executive Officer have been separated and, until 2009, the Chairman was an independent non-executive role. Our policy is to have a Lead Independent Director if the Executive Chairman or Chairman is not independent.

     Our Board leadership structure is currently comprised of an Executive Chairman (Mr. Bycoff), who was appointed in March 2009, a Lead Independent Director (Mr. Mark), who was formerly our non-executive Chairman, and a Chief Executive Officer (Mr. Reidy). We believe the current Board leadership structure has served us and our shareholders well by having an Executive Chairman who is involved in the strategic direction of the company and a strong Lead Independent Director to provide independent leadership of the Board. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. The Board believes this leadership structure has afforded our company an effective combination of internal and external experience, continuity and independence that has served the Board and our company well.
     The current term of Mr. Bycoff’s service as Executive Chairman will expire as of the annual meeting and we do not expect that our Board of Directors will appoint a new Executive Chairman. However, our Board has nominated Mr. Bycoff for re-election to the Board in light of his experience and his contribution to our Board. Mr. Bycoff’s continuation as a director will benefit our leadership structure by enabling us to continue to have the benefit of his management and strategic experience. To the extent that our Board of Directors appoints a new Executive Chairman or a Chairman who is not independent, our Board will continue to appoint a Lead Independent Director.
Board of Directors’ Role in Risk Oversight
     Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting our company is one of its most important areas of responsibility. In carrying out this critical function, our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board and through its committees. The Audit Committee is primarily responsible for overseeing risk management as it relates to our financial condition, financial statements, financial reporting process, internal controls and accounting matters. The Audit Committee also assists our Board of Directors in fulfilling its oversight responsibilities with respect to conflict of interest issues that may arise. The Compensation Committee is responsible for overseeing our overall compensation practices, policies and programs and assessing the risks arising from those and programs. The Nominating and Corporate Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices and director and management succession planning.
     Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year in the course of evaluating the strategic direction and actions of our company. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the company.
     Our Board is apprised by the committee chairs of significant risks and management’s response to those risks by periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on these matters.
Relationships Among Directors, Executive Officers and Director Nominees
     There are no family relationships between any director, executive officer or director nominee.
Policy Governing Shareholder Communications with our Board of Directors
     Our Board of Directors welcomes communications from shareholders. Any shareholder may communicate either with our Board of Directors as a whole, or with any individual director, by sending a written communication addressed to the Board of Directors or to such director at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, or by submitting an email communication to board@progress.com. All communications sent to our Board of Directors will be forwarded to the Board of Directors, as a whole, or to the individual director to whom such communication was addressed.

Policy Governing Director Attendance at Annual Meetings of Shareholders
     We do not require members of our Board of Directors to attend the annual meeting of shareholders. Messrs. Reidy, Bycoff and Mark attended the annual meeting of shareholders held in 2010.
Corporate Governance Guidelines
     Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.
Codes of Conduct
     Our Board of Directors has adopted a Finance Code of Professional Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Corporate Controller and other employees of our finance organization and a Code of Conduct that applies to all of our officers, directors and employees. Copies of the Code of Conduct and the Finance Code of Professional Ethics can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.
Stock Option Grant Policy
     Our Board of Directors has adopted a Stock Option Grant Policy providing for grants of stock options to be made on fixed grant dates during the year. A copy of the Stock Option Grant Policy can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “About Us/Who We Are” page.

DIRECTOR COMPENSATION
     We pay our directors a mix of cash and equity compensation. Due to their employment relationships with us, Mr. Bycoff, our Executive Chairman, and Mr. Reidy, our President and Chief Executive Officer, receive no compensation for their service as directors. Mr. Bycoff’s compensation is described below under, “—Executive Chairman Compensation” and Mr. Reidy’s compensation is described in the section of this proxy statement entitled, “Executive Compensation.”
     For fiscal year 2010, our non-employee directors were paid an annual retainer of $255,000. This annual retainer is paid $75,000 in cash and $180,000 in equity (with the equity to be paid in the form of fully vested shares of common stock or fully vested stock options, at the election of the individual director). The number of option shares is determined by dividing the compensation amount by the grant date Black-Scholes value. The number of shares of common stock is determined by dividing the compensation amount by the grant date closing price of our common stock as reported by NASDAQ.
     With respect to service on the committees of our Board of Directors, the following fees were paid:
•	Audit Committee — $25,000 for the Chairman and $20,000 for the other members;

•	Compensation Committee — $15,000 for the Chairman and $12,500 for the other members;

•	Nominating and Corporate Governance Committee — $12,500 for the Chairman and $10,000 for the other members; and

•	Special committees (while in use) — $25,000 for the Chairman and $20,000 for the other members.
     The fees paid for service on the committees of our Board of Directors are paid in cash.
     The FY10 director compensation was paid to our non-employee directors in two equal installments, on April 27, 2010 and on October 15, 2010.
     In April 2010, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold at least 7,500 shares of our common stock and/or deferred stock units. Directors have five years to attain this ownership threshold.
     Each newly elected director receives an initial director appointment grant of 25,000 option equivalent shares at the first April or October grant date following his or her election to our Board of Directors. The split between options and deferred stock units (DSUs) will be determined by each director individually by written election made prior to the newly elected director’s appointment to our Board of Directors. The election will be expressed as a percentage of the initial director appointment grant (e.g., 50% in options and 50% in DSUs) and may consist of all options (25,000), all DSUs (10,000) or any combination thereof, with each DSU having a value equivalent to 2.5 options. Options and DSUs will vest over a 60-month period, beginning on the first day of the month following the month the director joins our Board of Directors, with full acceleration upon a change in control.

Director Compensation Table — Fiscal Year 2010
     The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in fiscal year 2010. The share amounts, fair value and exercise prices set forth in the table or described in the notes to the table have been adjusted to reflect the 3-for-2 stock split we completed on January 31, 2011.

	Fees Earned or Paid	Stock Awards	Option Awards
	in Cash	(1) (2)	(3) (4)	Total
Name	($)	($)	($)	($)
Ram Gupta	120,000	180,000	—	300,000
Charles F. Kane	110,000	180,000	—	290,000
David A. Krall	100,000	180,000	—	280,000
Michael L. Mark	107,500	—	180,000	287,500

(1)	Represents fully vested shares of common stock issued to the named directors electing to receive fully vested shares in the following amounts:

	Total full value shares	Total full value shares
	granted	outstanding at November 30,
Name	in fiscal 2010	2010
Mr. Gupta	7,957	12,867
Mr. Kane	7,957	12,867
Mr. Krall	7,957	12,867

(2)	Represents grant date fair value of full value shares granted on April 27, 2010 and on October 15, 2010. The grant date fair value is equal to the number of shares granted multiplied by the closing price on the date of grant, which was $21.32 on April 27, 2010 and $24.09 on October 15, 2010.

(3)	Mr. Mark elected to receive his equity compensation in the form of stock options and was granted a fully vested option to purchase 15,127 shares of our common stock with an exercise price of $21.32 on April 27, 2010, and a fully vested option to purchase 14,737 shares of our common stock with an exercise price of $24.09 on October 15, 2010. The aggregate grant date fair value of these options was $180,000.

Each non-employee director had the following unexercised stock options outstanding at November 30, 2010:

Unexercised stock options
outstanding at
Name	November 30, 2010
Mr. Gupta	71,202
Mr. Kane	82,998
Mr. Krall	74,619
Mr. Mark	216,746

(4)	Represents grant date fair value of options granted on April 27, 2010 and on October 15, 2010. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on April 27, 2010 was $5.89 and on October 15, 2010 was $6.11. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2010.

Executive Chairman Compensation
     As Executive Chairman, Mr. Bycoff receives no compensation for his service as a director. Instead, the terms of Mr. Bycoff’s compensation as Executive Chairman are set forth in an employment letter agreement he entered into with us on May 12, 2009, which is described below.
     As Executive Chairman, Mr. Bycoff is paid a base salary of $250,000 and he participates as a part-time employee in our employee benefits plans. Mr. Bycoff is not entitled to any cash incentive compensation. As provided in the employment letter agreement, on May 12, 2009, Mr. Bycoff was issued 60,000 restricted stock units (as adjusted to reflect the 3-for-2 stock split completed on January 31, 2011). These restricted stock units vested in two equal installments, with the first installment having vested on November 12, 2009 and the second installment having vested on May 12, 2010.
     On January 15, 2010, we entered into an amendment to Mr. Bycoff’s employment letter pursuant to which the term of Mr. Bycoff’s service as Executive Chairman was extended until our annual meeting of shareholders to be held in 2011. Mr. Bycoff’s compensation during the extended term remained unchanged except that on January 12, 2010, we issued Mr. Bycoff 38,683 additional restricted stock units (as adjusted to reflect the 3-for-2 stock split completed on January 31, 2011). These restricted stock units vest in two equal installments, with the first installment having vested on October 27, 2010 and the second installment vesting on April 27, 2011, subject to Mr. Bycoff’s continued service with us. The number of restricted stock units was determined by dividing $760,000 (which was the approximate value of the initial equity award issued to Mr. Bycoff in May 2009) by $19.65, which was the stock split adjusted closing price of our stock on the date of issuance.
     The compensation set forth in Mr. Bycoff’s employment letter agreement and described above was the result of arms length negotiations with Mr. Bycoff and was determined based on Mr. Bycoff’s responsibilities as Executive Chairman and market data provided by Radford.

PROPOSAL 2: TO APPROVE AN AMENDMENT TO OUR RESTATED ARTICLES OF ORGANIZATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK
FROM 100,000,000 TO 200,000,000
     On March 8, 2011, our Board of Directors voted to recommend to our shareholders that our Restated Articles of Organization be amended to increase the number of authorized shares of common stock, from 100,000,000 to 200,000,000 shares. Shares of our common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.
     Our Board of Directors believes that the authorized number of shares of our common stock should be increased to provide sufficient shares for those corporate purposes as may be determined by our Board of Directors to be necessary or desirable, which may include the following—
•	raising capital or acquiring property through the sale of stock;

•	acquiring businesses through mergers or the exchange of stock;

•	effecting stock splits; and

•	attracting or retaining valuable employees by the issuance of stock-based compensation awards.
     We currently have no commitments, agreements or undertakings obligating us to issue any additional shares. However, our Board of Directors considers the authorization of additional shares of common stock advisable to ensure prompt availability of shares for issuance should the occasion arise.
     On February 28, 2011, the record date for the annual meeting, 66,956,786 shares of common stock were issued and outstanding and 19,959,000 shares were reserved for issuance with respect to outstanding awards under our 2008 Stock Incentive and Option Plan, 2002 Non-Qualified Stock Plan, 2004 Inducement Stock Plan and 1991 Employee Stock Purchase Plan. If the amendment is approved, our Board of Directors will have authorization to issue an additional 113,084,214 shares of common stock.
     Under Massachusetts law, our Board of Directors generally may issue authorized but unissued shares of our common stock without shareholder approval. Our Board of Directors does not currently intend to seek shareholder approval prior to any future issuance of additional shares of common stock, unless shareholder action is required in a specific case by applicable law, the rules of any exchange or market on which our securities may then be listed, or our Restated Articles of Organization or by-laws then in effect. Frequently, opportunities arise that require prompt action, and we believe that the delay necessitated for shareholder approval of a specific issuance could be to the detriment of us and our shareholders.
     We have no present plans to issue any of the additional shares of our common stock proposed to be authorized at the annual meeting. The issuance of additional shares of our common stock may have a dilutive effect on our earnings per share and, for a shareholder that does not purchase additional shares to maintain that shareholder’s pro rata interest in our common stock, on that shareholder’s percentage of voting power. In addition, the issuance of the additional shares of our common stock authorized by the proposed amendment may render more difficult or discourage a merger, tender offer or proxy contest involving us, the assumption of control of us by the holder of a large block of our securities or the removal of incumbent management. For example, the issuance of the additional shares of our common stock could discourage a potential acquirer by (1) increasing the number of shares of our common stock necessary to gain control of us; (2) permitting us, through the public or private issuance of shares of our common stock, to dilute the stock ownership of the potential acquirer; and (3) permitting us to privately place shares of our common stock with purchasers who would side with our Board of Directors in opposing a takeover bid. The proposed amendment is not being recommended in response to any specific effort of which our management is aware to accumulate shares or obtain control of our company.

     The additional shares of our common stock authorized for issuance pursuant to the amendment will have all of the rights and privileges that the presently outstanding shares of our common stock possess. The increase in authorized shares would not affect the terms, or rights of the holders, of existing shares of our common stock. All outstanding shares would continue to have one vote per share on all matters to be voted on by the shareholders, including the election of directors.
     The vote of a majority of the shares of our common stock outstanding and entitled to vote at the meeting will be necessary to approve the proposed amendment to our Restated Articles of Organization.
     The Board of Directors recommends that you vote for the proposal to amend our Restated Articles of Organization to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
     As we discuss below under the caption “Compensation Discussion and Analysis,” the core objectives of our executive compensation program are to:
•	attract and retain talented executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	provide a competitive compensation package that aligns the interests of our executive officers and shareholders by tying a significant portion of an executive’s cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.
     We urge you to read the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis and the related compensation tables and narrative, for the details of our compensation program, including the 2010 compensation of our named executive officers. Highlights of our executive compensation program include the following:
     The primary components of our compensation program are:
•	Base salary,

•	Annual performance-based cash incentive compensation, established in order to ensure that a substantial portion of annual cash compensation is tied to our annual financial performance, and

•	Long-term incentive compensation that is established in order to encourage ownership of our common stock by our officers and align their interests with those of our shareholders.
     These components emphasize performance-based compensation:
•	We place a heavy emphasis on performance, and consequently a substantial portion of each named executive officer’s total target annual compensation is “at-risk” and tied to our annual and long-term financial performance, as well as to the enhancement of shareholder value.

•	Our named executive officers receive equity awards subject to long-term vesting requirements. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and attainment of important financial goals.
     We believe that our compensation program has helped our company achieve strong financial performance in a challenging macroeconomic environment. The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.
     We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table (2010)” and the other related tables and narrative disclosure.”
     This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we , our Board of Directors and our Compensation Committee value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.
     Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
     The Dodd-Frank Act enables our shareholders to indicate, on an advisory basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as proposal 3 in this proxy statement. By voting on this proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Alternatively, shareholders may abstain from casting a vote.
     Our Board of Directors believes it is most appropriate to conduct an advisory vote on executive compensation every year. In reaching this determination, the Board considered that conducting an annual advisory vote on executive compensation would allow our shareholders to express their views on our executive compensation philosophy and program every year. The Compensation Committee values the views of our shareholders in these votes and will consider the outcome of these votes in making decisions on executive compensation. Accordingly, the Board of Directors recommends that you vote for an annual advisory vote on executive compensation.
     However, we are not asking you to vote on the Board’s recommendation. You may cast your vote on your preferred voting frequency by choosing among the following four options: once every one year, two years or three years, or you may abstain from voting.
     This vote is advisory and, therefore, not binding, and our Board of Directors may decide in the future that it is in our best interests and in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our shareholders.
     Our Board of Directors recommends a vote “FOR” the option of an annual advisory vote on executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our philosophy is to reward executives based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We emphasize pay-for-performance compensation programs, which we believe advance both the short and long-term interests of our shareholders. We use a combination of total target cash compensation, composed of base salary and an annual cash incentive compensation program, a long-term equity incentive compensation program, and a broad-based benefits program to create a competitive compensation package for our executive management team.
     We describe below our compensation philosophy, policies and practices with respect to the following individuals:
•	Richard Reidy, our Chief Executive Officer,

•	Charles Wagner, who became our Chief Financial Officer on November 15, 2010,

•	Norman Robertson, who was our Chief Financial Officer until November 15, 2010,

•	Christopher Larsen, our Executive Vice President, Global Field Operations,

•	Gary Conway, our Executive Vice President, Chief Marketing Officer,

•	David Benson, our Executive Vice President, Chief Information Officer, and

•	Robert Levy, our former Executive Vice President, Chief Product Officer.
     We are required by SEC rules to include Mr. Levy, who ceased to be an executive officer on October 31, 2010 and terminated employment on December 30, 2010, because Mr. Levy would have been among our three other most highly compensated executive officers during fiscal 2010 but for the fact that he ceased to be an executive officer prior to November 30, 2010.
     We refer to these individuals collectively as our named executive officers.
Administration and Objectives of our Executive Compensation Program
     Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our executive officers, including salaries, cash incentives and equity incentive compensation. Our Compensation Committee consists of three independent members of our Board of Directors, all with extensive experience in the software industry.
     Our Compensation Committee has designed our overall executive compensation program to achieve the following objectives:
•	attract and retain talented executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	provide a competitive compensation package that aligns the interests of our executive officers and shareholders by tying a significant portion of an executive’s cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.
     We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve these objectives. In determining whether to adjust the compensation of any one of our named executive officers, the Compensation Committee takes into account market compensation levels for each role, the contributions and performance of each named executive officer, and any changes in the responsibilities and roles of each named executive officer. The Compensation Committee also takes into account the recommendations of our Chief Executive Officer.
Roles of the Compensation Committee, the Chief Executive Officer and Compensation Consultant
     Our Compensation Committee reviews and approves the annual salary and annual cash incentive awards as well as all long-term equity incentive awards for each Section 16 officer, administers our equity plans, determines or consults with management regarding compensation and benefits for our non-executive officers and other employees (as appropriate) and oversees our compensation and benefits plans, policies and programs generally. Our Compensation Committee establishes our general compensation policies, as well as compensation plans and specific compensation levels for the Section 16 officers other than our Chief Executive Officer. Our Compensation Committee reviews and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer.
     Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the terms of these executives’ annual cash incentives and long-term equity incentive compensation. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives.
     Our Chief Executive Officer typically initially discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department and individuals within our Legal Department support the Compensation Committee in the performance of its responsibilities. During fiscal year 2010, our Chief Financial Officer, Senior Vice President of Human Resources, Senior Vice President, General Counsel & Secretary and other representatives of the human resources, finance and legal departments regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance and relevant legal and regulatory developments. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from Radford prior to making any final decisions.
     For the past several years, our Compensation Committee has engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. Radford does not directly provide any other services for us other than to provide compensation surveys to our Human Resources Department. Radford consults with our management only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
     Radford provides a range of services to the Compensation Committee to support the Compensation Committee’s agenda and obligations, including providing regulatory updates, peer group compensation data so that the Compensation Committee can set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs (including benefits provided by our peers upon a change in control and otherwise as part of their compensation programs), and advice on the consistency of our programs with our executive compensation philosophy. Representatives of Radford attend Compensation Committee meetings and provide advice to the Compensation Committee upon its request. Typically, management works with Radford on matters for the Compensation Committee where that work is requested by the Compensation Committee.
     We paid approximately $81,550 to Radford for services performed for the Compensation Committee during fiscal year 2010.
Peer Group Selection
     To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analysis provided by Radford. Radford provided the following studies: “Executive Compensation Review” and “Aggregate Equity Usage”. The “Executive Compensation Review” prepared by Radford utilized the survey data from the Radford High Technology Executive Compensation Survey and peer group data to benchmark the various elements of executive pay. The “Aggregate Equity Usage” report utilized the peer group data and general market data for details of equity practices, in particular stock option burn rates. The Compensation Committee believes that it is important to benchmark compensation against our peer group because we directly compete with these companies to hire executive talent.
     For fiscal year 2010, the peer group list was comprised of 17 other companies in the software industry with revenue and market capitalization comparable to us. The peer group list is reviewed on an annual basis to ensure the companies remain a valid comparison and to account for any corporate structure changes in the peer groups, such as an acquisition by another company. In December 2009, at the time Radford compiled data for the peer group, the companies in the peer group ranged in size on a revenue basis from approximately $0.3 billion to $1.6 billion with a median of $0.7 billion as compared to our revenue of $0.5 billion, and on a market capitalization basis from approximately $0.1 billion to $9.2 billion with a median of $1.9 billion as compared to our market capitalization of $1.2 billion. We may include companies that do not fit these criteria if we believe that we are directly competing with those companies for executive talent.
2010 Peer Group List
•	Akamai (Ticker Symbol:AKAM)

•	ANSYS (ANSS)

•	Ariba (ARBA)

•	Citrix Systems, Inc. (CTXS)

•	Eclipsys (ECLP)

•	Informatica Corporation (INFA)

•	JDA Software Group (JDAS)

•	Mentor Graphics (MENT)

•	Nuance Communications (NUAN)

•	Parametric Technology Corporation (PMTC)

•	Pegasystems (PEGA)

•	Quest Software (QSFT)

•	Red Hat, Inc. (RHT)

•	Riverbed (RVBD)

•	Salesforce.com, inc. (CRM)

•	Sybase, Inc. (SY)

•	TIBCO Software Inc. (TIBX)
     We also use survey data for additional perspective on executive compensation. We participate in the Radford Executive Survey to benchmark our executives, including the named executive officers, to the marketplace. The materials from Radford include a comprehensive report providing details on the benchmark positions used for each executive as well as analysis on base salary, short-term incentives, total actual cash, total target cash compensation, actual total direct compensation and target total direct compensation. The survey data was comprised of compensation information from companies in the high technology industry with revenue ranging from $0.4 billion to $0.8 billion. There were 57 companies that fit within this criterion.
Executive Compensation Components
     Our executive compensation program is primarily composed of the following elements:
•	Base salary;

•	Incentive compensation in the form of annual cash incentive awards, through our Corporate Incentive Compensation Plan; and

•	Equity-based long-term incentive compensation in the form of stock options and restricted stock units.
     Our Compensation Committee has not adopted a formal policy for allocating between these various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives. In addition, we provide our executives with benefits that are generally available to other employees, including medical, dental, group life and disability insurance and our 401(k) plan. We also have entered into an Employee Retention and Motivation Agreement with each of our named executive officers, which provides for payments and benefits upon a change of control of our company and/or certain involuntary terminations of employment thereafter.
     Within the context of the overall objectives of our compensation programs, the Compensation Committee determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for our fiscal year ended November 30, 2010 based on a number of factors, including:
•	our understanding of compensation generally paid by similarly-situated companies to their executives with similar roles and responsibilities;

•	the roles and responsibilities of our executives; and

•	the individual experience and skills of, and expected contributions from, our executives.
     We discuss each of the primary elements of our executive compensation program in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are meant to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.
Overall Considerations
Considerations for Mr. Reidy
     In March 2009, at the time of Mr. Reidy’s promotion to Chief Executive Officer, the Compensation Committee determined that Mr. Reidy’s base salary should be increased to $450,000 and his target incentive percentage should be increased to 100% of his base salary to reflect the then current 50th percentile market levels for Chief Executive Officers of similar software companies. However, consistent with the base salary freeze in place company-wide during FY09, the Compensation Committee and Mr. Reidy agreed to defer the increase to his base salary and target incentive percentage until the base salary freeze was lifted.

     Effective December 1, 2009, with the lifting of the base salary freeze, the Compensation Committee increased Mr. Reidy’s base salary to $450,000 and increased his target incentive percentage to 100%. Mr. Reidy’s base salary was subsequently increased to $500,000 in April 2010 to reflect the then current 50th percentile market levels for Chief Executive Officers of similar software companies.
Considerations for Mr. Wagner
     Mr. Wagner became our Chief Financial Officer in November 2010. The terms of Mr. Wagner’s initial compensation are determined by the employment letter we entered into with him in October 2010. Pursuant to this employment letter, Mr. Wagner is paid a base salary of $400,000 and his target incentive compensation is $250,000. Mr. Wagner also received a new hire equity award of 180,000 stock options and 48,000 RSUs. At the request of the Compensation Committee, we consulted with Radford in determining the compensation to be paid to Mr. Wagner and the Compensation Committee approved the terms of Mr. Wagner’s employment letter.
Considerations for Mr. Robertson
     Prior to Mr. Wagner joining our company, Mr. Robertson was Chief Financial Officer. In April 2010, we announced that Mr. Robertson intended to retire before the end of 2010. As a result, Mr. Robertson’s FY10 base salary and target incentive compensation percentage remained the same as in FY09 and Mr. Robertson received no additional equity awards.
     In connection with his change in status, we entered into a letter agreement with Mr. Robertson providing the terms of his severance arrangements in connection with the termination of his employment. This letter agreement provides for Mr. Robertson to receive eighteen months of his total target compensation, which will be paid out monthly over an eighteen month period, and the continuation of Mr. Robertson’s benefits (such as medical, dental, vision and life insurance) for eighteen months. In addition, any unvested options and restricted equity held by Mr. Robertson as of the date of termination that would have vested during the twelve month period following that date if Mr. Robertson had remained employed by us, will automatically vest. Lastly, we extended the period of time following the termination of Mr. Robertson’s employment during which he may exercise vested stock options until December 9, 2011.
     At the request of the Compensation Committee, we consulted with Radford with respect to the transition and severance arrangements to be paid to Mr. Robertson and the Compensation Committee approved the terms of these arrangements.
Considerations for Mr. Larsen
     Mr. Larsen became our Senior Vice President, Global Field Operations in September 2009. The terms of Mr. Larsen’s initial compensation were determined by the employment letter we entered into with him in connection with his joining our company. Pursuant to this employment letter, Mr. Larsen is paid a base salary of $350,000 and his target incentive compensation is $300,000. Mr. Larsen also received a new hire equity award of 105,000 stock options and 18,000 RSUs. At the request of the Compensation Committee, we consulted with Radford in determining the compensation to be paid to Mr. Larsen and the Compensation Committee approved the terms of Mr. Larsen’s employment letter.
     As a new hire equity award recipient, Mr. Larsen was not eligible to receive an equity award under our FY10 annual equity award program. However, in January 2010, our Compensation Committee, upon the recommendation of Mr. Reidy, granted a special equity award to Mr. Larsen consisting of 90,000 stock options and 24,000 RSUs. Mr. Reidy recommended this award as necessary for the continued success of our long-term goals and overall retention of Mr. Larsen.
     As Mr. Larsen is directly responsible for our sales organization, we believe the most important factors in setting his annual performance goals are overall revenue achievement, growth in licensing revenues and meeting and exceeding services profit margin targets. As a result, Mr. Larsen participates in an individual sales incentive plan utilizing these performance goals. A portion of Mr. Larsen’s incentive compensation is also determined by performance under the Corporate Incentive Compensation Plan.
Considerations for Mr. Conway
     Mr. Conway became our Chief Marketing Officer in October 2008. In January 2010, our Compensation Committee, upon the recommendation of Mr. Reidy, granted a special equity award to Mr. Conway consisting of 45,000 stock options and 12,000 RSUs. Mr. Reidy recommended this award as necessary for the continued success of our long-term goals and overall retention of Mr. Conway.
Considerations for Mr. Benson
     Mr. Benson became our Chief Information Officer in June 2009. The terms of Mr. Benson’s initial compensation were determined by the employment letter we entered into with him in connection with his joining our company. Pursuant to this employment letter, among other compensation, Mr. Benson received a new hire equity award of 45,000 stock options and 12,000 RSUs. In July 2009, the first installment of this new hire equity award, consisting of one-half of the stock options and all of the RSUs, was issued. In January 2010, the second installment of this new hire equity award, consisting of the second-half of the stock options, was issued.
Considerations for Mr. Levy
     Mr. Levy became our Chief Product Officer in February 2010. The terms of Mr. Levy’s initial compensation were determined by the employment letter we entered into with him in January 2010 in connection with his joining our company. Pursuant to this employment letter, Mr. Levy was paid a base salary of $375,000 and his target incentive compensation was $275,000. Mr. Levy also received a new hire equity award of 180,000 stock options and 48,000 RSUs. At the request of the Compensation Committee, we consulted with Radford in determining the compensation to be paid to Mr. Levy and the Compensation Committee approved the terms of Mr. Levy’s employment letter.
     In October 2010, in connection with our announcement that Mr. Levy would be leaving our company, Mr. Levy was relieved of his responsibilities as Chief Product Officer and ceased to be an executive officer. On December 30, 2010, we entered into a separation and release agreement with Mr. Levy setting forth the terms of his termination of employment. Under this separation and release agreement, we agreed to pay Mr. Levy aggregate cash severance of $360,000, payable monthly until June 2011 and we agreed to continue various benefits (medical, dental, vision and life insurance) until December 31, 2011. We also agreed not to terminate 17,100 RSUs previously issued to him as part of his new hire equity award, with those RSUs vesting on June 1, 2011, subject to Mr. Levy’s compliance with his separation and release agreement.
Analysis of Compensation Decisions for 2010
     Base Salary
     The Compensation Committee annually reviews total target cash compensation ranges, including base salary, for each of our named executive officers, during the first fiscal quarter. Base salaries may be adjusted by our Compensation Committee in accordance with various criteria, including:
•	individual performance;

•	levels of responsibilities;

•	individual competencies, skills and contributions;

•	functions performed;

•	peer group compensation levels for comparable positions;

•	internal compensation equity issues; and

•	our general financial performance.
     Our Chief Executive Officer proposes base salary amounts for all executive officers other than himself, for the Compensation Committee’s consideration based on his evaluation of these criteria. The Compensation Committee retains the discretion to provide base salary increases in the event that an executive officer is appointed to a position of increased responsibility. The weight given each factor by the Compensation Committee may vary with each individual.
     For 2010, the philosophy of the Compensation Committee was to target base salary for our executive officers at or below the 50th percentile.
     For fiscal year 2010, the base salaries of the named executive officers were as follows:

Name	FY10 Base Salary	FY09 Base Salary
Mr. Reidy	$500,000	$350,000
Mr. Wagner	$400,000	—
Mr. Robertson	$320,000	$320,000
Mr. Larsen	$350,000	$350,000
Mr. Conway	$362,500	$350,000
Mr. Benson	$312,500	$300,000
Mr. Levy	$375,000	—
     The increases in the base salaries of Mr. Reidy, Mr. Conway and Mr. Benson from FY09 base salary levels were made effective April 2010.
     Annual Cash Incentive Program
     It is our philosophy to base a significant portion of an executive officer’s total compensation opportunity on performance incentives. Our named executive officers participate in our Corporate Incentive Compensation Plan, which is intended to provide an incentive for superior work and to motivate eligible executive officers toward overall business results, to tie their goals and interests to those of the company and its shareholders, and to enable the company to attract and retain highly qualified executives. This bonus plan is administered by our Compensation Committee.
     We calculate and pay bonuses under the Corporate Incentive Compensation Plan as follows:

Base Salary	X	Individual Target Incentive Percentage	X	Corporate Attainment Percentage	=	Bonus Payout
     In March 2010, the Compensation Committee decided to measure performance under the FY10 Corporate Incentive Compensation Plan as two separate half-year plans, with the first half applicable to the period from December 1, 2009 until May 31, 2010, and the second half applicable to the period from June 1, 2010 until

November 30, 2010. The design of the two half-year plans was essentially identical and payout under both halves of the plan would not occur until January 2011. As described below, the primary difference between the two plans was the specific performance targets utilized. However, at the time the Compensation Committee determined to separate the two plans, the Compensation Committee retained the discretion to utilize different performance metrics or other design features applicable to the second half plan. The Compensation Committee adopted the two half-year plan approach for the FY10 Corporate Executive Bonus Plan upon the recommendation of management based on the continued uncertainty in the global economy that existed in early 2010 and the effects of the challenging economic environment on planning for the fiscal year.
     Individual Target Incentive Percentages. The Compensation Committee establishes individual target incentive percentages as part of its annual review of each executive’s compensation. The Compensation Committee established the following target incentives, as a percentage of base salary, for the named executive officers in 2010:

Name	FY10 Target Incentive Percentage
Mr. Reidy	100%
Mr. Wagner	63%
Mr. Robertson	78%
Mr. Larsen	17%
Mr. Conway	45%
Mr. Benson	51%
Mr. Levy	73%
     As described below, Mr. Larsen participates in an individual sales incentive plan, under the terms of which 20% of his incentive compensation is determined by performance under the Corporate Incentive Compensation Plan. The amount shown in the table above reflects only that percentage of Mr. Larsen’s base salary applicable to his target incentive compensation determined under the Corporate Incentive Compensation Plan.
     The Compensation Committee set these target incentive percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total cash compensation at approximately the 50th percentile of the peer group. As described above, Mr. Reidy’s target incentive compensation percentage was increased for FY10 to reflect market practices for similarly situated Chief Executive Officers. The Compensation Committee maintained the target incentive percentages for Mr. Robertson, Mr. Larsen, Mr. Benson and Mr. Conway at the same levels as in the prior year because their total target cash compensation was within the ranges of total actual cash compensation at the 50th percentile in the peer group. Mr. Wagner and Mr. Levy joined our company after the beginning of fiscal year 2010.
     Corporate Attainment Percentage. Executive officers may receive an incentive compensation payment under the bonus plan based upon the attainment of performance targets which are established by the Compensation Committee. These performance goals are based on our growth strategy as reflected in our annual operating budget.
     In March 2010, the Compensation Committee formally approved corporate goals under the bonus plan applicable to the first half of FY10 for our named executive officers. In July 2010, the Compensation Committee formally approved corporate goals under the bonus plan applicable to the second half of FY10. As in prior years, these corporate goals were based on non-GAAP total revenue and non-GAAP operating income for the current fiscal year. The Compensation Committee also included a third performance goal tied to the growth of revenue from our Enterprise Business Solutions product lines. The Compensation Committee included this third performance goal as an incentive for us to achieve further growth in our newer product lines. Our Board of Directors discussed and reviewed operating plans with management during board presentations in September and December 2009. The Compensation Committee reviewed and discussed performance goals and incentive bonus plan designs with management during committee meetings in January, February, March and July 2010.
     For each half-year plan, one-third of a named executive officer’s bonus was contingent upon the attainment of the performance goal related to our non-GAAP total revenue, one-third was contingent upon the attainment of the performance goal related to our non-GAAP operating income and one-third was contingent upon the attainment of the performance goal related to revenue in the Enterprise Business Solutions product lines. The Compensation Committee communicated the bonus criteria to the named executive officers after those criteria were established. As described above, Mr. Larsen’s target incentive compensation was determined in accordance with his individual sales incentive plan, under the terms of which, 20% of Mr. Larsen’s target incentive compensation was subject to performance under the FY10 Corporate Incentive Compensation Plan. The Compensation Committee may in its discretion adjust bonuses payable under the bonus plan based on the achievement of individual performance goals, although no such adjustments occurred with respect to the FY10 plan.
     The Compensation Committee established a minimum level of non-GAAP total revenue, a minimum level of non-GAAP operating income and a minimum level of selected product line revenue for the each half of fiscal year 2010, which minimum level must be achieved for an executive officer to receive any portion of his target bonus amount allocated to that performance goal. Once the minimum threshold has been achieved, the attainment percentage for each performance goal for an executive officer’s bonus is a linear calculation of:
actual amount — threshold amount

target amount — threshold amount
     For the first-half plan, the maximum attainment percentage was set at 100%. For the second-half plan, the maximum attainment percentage was set at 200%.
     For the first-half plan, the following table details the determination of the corporate attainment percentage:

	Bonus
Plan Metric	Factor (%)	Threshold	Target	Actual	Attainment %
Non-GAAP total revenue	33.3%	$240.0M	$264.0M	$258.8M	78.2%
Enterprise Business Solutions revenue	33.3%	$47.0M	$61.0M	$56.0M	64.4%
Non-GAAP operating income	33.3%	$51.0M	$69.0M	$70.7M	109.2%
Attainment %					84%
     For the second-half plan, the following table details the determination of the corporate attainment percentage:

	Bonus
Plan Metric	Factor (%)	Threshold	Target	Actual	Attainment %
Non-GAAP total revenue	33.3%	$236.5M	$260.5M	$276.8M	168.1%
Enterprise Business Solutions revenue	33.3%	$58.0M	$75.0M	$72.5M	85.3%
Non-GAAP operating income	33.3%	$68.2M	$86.2M	$91.2M	127.5%
Attainment %					127%

     Non-GAAP total revenue differs from revenue determined under generally accepted accounting principles (GAAP) by excluding purchase accounting adjustments related to deferred revenue. Non-GAAP operating income differs from operating income determined under GAAP by excluding amortization of acquired intangibles, stock-based compensation, purchase accounting adjustments related to deferred revenue, and restructuring and acquisition-related expenses. We use non-GAAP measures to make operational and investment decisions because we believe the costs and expenses that we exclude from GAAP revenue and GAAP operating income are not tied to our core results. For these reasons, we also use non-GAAP revenue and non-GAAP operating income as performance goals.
     These target incentive bonus amounts represented over 40% of the named executive’s total target cash compensation. Thus, these targets represented a significant percentage of our named executive officers’ total target cash compensation and varied depending on the position of the named executive officer, with our Chief Executive Officer having the greatest percentage of his compensation tied to the company’s targets since he has the most influence over the success of our company.
     Based on the achievement of the performance goals described above, the named executive officers, other than Mr. Levy, were paid the bonus amounts set forth in the tables below. To determine a named executive officers’ bonus amount, the calculation described above was computed for each half year plan. The maximum incentive amount applicable to the first half incentive compensation plan was capped at 100% achievement and the maximum incentive amount applicable to the second half plan was capped at 200% achievement.
FY10 1st half

		FY10 1st	FY10 1st	FY10 1st
	FY10 1st	half Target	half Maximum	half Actual
	half Threshold	Incentive	Incentive	Incentive
Name	Incentive Amount	Amount (1)	Amount (1)	Amount (2)
Mr. Reidy	0	$250,000	$250,000	$195,462
Mr. Wagner	—	—	—	—
Mr. Robertson	0	$125,000	$125,000	$105,000
Mr. Larsen	0	$30,000	$30,000	$25,200
Mr. Conway	0	$81,750	$81,750	$64,615
Mr. Benson	0	$80,000	$80,000	$64,292
Mr. Levy	0	$137,500	$137,500	—

(1)	The amounts shown in these columns with respect to Mr. Reidy, Mr. Conway and Mr. Benson represent the amounts established by our Compensation Committee after base salary increases made effective in April 2010. Mr. Larsen’s incentive amount reflects only that portion of his incentive compensation determined under the Corporate Incentive Compensation Plan.

(2)	The amounts shown in this column with respect to Mr. Reidy, Mr. Conway and Mr. Benson represent the actual incentive amounts prorated to reflect the base salary increases made effective in April 2010. Mr. Levy did not receive any incentive cash compensation for the first half of FY10 as his employment with our company terminated in December 2010.

FY10 2nd Half

				FY10 2nd
	FY10 2nd	FY10 2nd	FY10 2nd	half Actual	Total FY10
	half Threshold	half Target	half Maximum	Incentive Amount	Incentive Amount
Name	Incentive Amount	Incentive Amount	Incentive Amount	(1)	(1)
Mr. Reidy	0	$250,000	$500,000	$317,500	$512,962
Mr. Wagner	0	$250,000	$500,000	$13,012	$13,012
Mr. Robertson	0	$125,000	$250,000	$158,750	$263,750
Mr. Larsen	0	$30,000	$60,000	$38,100	$63,300
Mr. Conway	0	$81,750	$162,500	$103,188	$167,803
Mr. Benson	0	$80,000	$160,000	$101,600	$165,892
Mr. Levy	0	$137,500	$275,000	—	—

(1)	The amounts shown in these columns with respect to Mr. Wagner are pro-rated to reflect the fact that he joined our company in November 2010. Mr. Levy did not receive any incentive cash compensation for fiscal year 2010 as his employment with our company terminated in December 2010.
     As described above, Mr. Larsen participates in an individual sales incentive plan, a component of which is tied to performance under the Corporate Executive Bonus Plan. Set forth in the table below are the components of Mr. Larsen’s FY10 target incentive compensation.

		FY10 Target		FY10 Actual
		Variable	Achievement	Incentive
Components	Weight	Comp	Percentage	Amount
Global License Bookings	40%	$120,000	84%	$100,694
Services Margin $	20%	$60,000	61%	$36,847
PSC Corporate Incentive Plan	20%	$60,000	105%	$63,000
Total Bookings (WW)	20%	$60,000	97%	$58,378

	100%	$300,000	86%	$258,919
     For FY11, the Compensation Committee has determined not to measure performance under the annual cash incentive compensation plan as two half-year plans and, as in prior years, the FY11 Corporate Incentive Compensation Plan will be a full-year plan. For FY11, the Compensation Committee has adopted a two-tiered approach to the incentive compensation plan design. For all employees below the Vice President level, the plan metrics will be total non-GAAP revenue, non-GAAP operating income and revenue from our Responsive Process Management product line, with the total non-GAAP revenue metric being weighted at 50%, the non-GAAP operating income metric being weighted at 35% and the RPM product line revenue metric being weighted at 15%.

     For Mr. Reidy and our Vice Presidents, including the other named executive officers, the FY11 Corporate Incentive Compensation Plan will utilize a combination of financial and non-financial metrics as the incentive compensation design for FY11. 85% of the incentive compensation opportunity would be determined by the same three financial metrics and targets described in the preceding paragraph, except that 35% weighting would apply to total non-GAAP revenue, 35% to non-GAAP operating income and 15% to RPM product line revenue. The remaining 15% of the incentive compensation opportunity would be determined by various non-financial performance metrics.
     Equity Compensation
     We also use equity compensation to attract, retain, motivate and reward our named executive officers. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group. Since 2009, equity awards to named executive officers and other recipients have typically been made in the form of a combination of stock options and RSUs. For 2009 and 2010, each equity award was expressed as stock option equivalent shares, with 60% of the award coming in the form of stock options and 40% in the form of RSUs. We have assigned each RSU a value that is the equivalent of 2.5 stock options.
     Stock option grants are intended to correlate executive compensation with our long-term success as measured by our stock price. Stock options are tied to our future success because options granted have an exercise price equal to the closing market value at the date of grant and will only provide value to the extent that the price of our stock increases above the exercise price.
     Stock option awards provide our named executive officers with the right to purchase shares of our common stock at a fixed exercise price, typically for a period of either ten years, if awarded prior to 2005, or seven years, if awarded since 2005, subject to continued employment with our company. Stock options generally vest in monthly increments over a five-year period. We believe that meaningful vesting periods encourage recipients to remain with the Company over the long-term and, because the value of the awards is based on our stock price, stock options encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation and shareholder return. In general, employees whose employment terminates (other than for death or disability) before the award fully vests forfeit the unvested portions of these awards. While we believe that our longer vesting periods serve our employee retention goals, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.
     RSUs typically vest in six equal installments over three years beginning six months after issuance. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee felt would be useful in retaining talented executives in unpredictable economic times.
     The Compensation Committee’s decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on the Compensation Committee’s understanding and individual experiences of market practices of similarly-situated companies. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program. While annual incentive cash compensation is designed to encourage shorter-term performance (generally performance over a one-year period), equity-based awards are designed to encourage performance by our executive officers over several years.
     To determine the size of the equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards to all proposed recipients. The total number of shares is determined by consideration of the potential dilution to our shareholders, average burn rate of other companies in our industry and value of the equity awards compared to our peer group. The Compensation Committee utilizes the grant data from the peer group and the survey data provided by Radford to assist it in determining the size of the overall equity pool for our company as well as the individual grants to the named executive officers.

     During FY10, our named executive officers participated in three types of equity awards:
•	Annual Equity Award Program
          In April 2010, in connection with the authorization of the company-wide annual equity award program for FY10, the Compensation Committee determined the equity awards for FY10 for Mr. Reidy, Mr. Conway and Mr. Benson. As Mr. Robertson had previously informed us of his intention to retire by the end of FY10, Mr. Robertson did not receive an annual equity award for FY10. As recent hires, Mr. Larsen and Mr. Levy were not eligible to participate in our FY10 annual equity program. Mr. Wagner did not join our company until November 2010 and did not participate in our FY10 annual equity program. Our FY10 company-wide annual equity award program consisted of stock options and RSUs, and substantially all of the equity awards under the annual equity program were issued to the participating named executive officers and other recipient employees in one installment in April 2010.
•	Special Equity Awards
          In January 2010, upon the recommendation of Mr. Reidy, our Compensation Committee authorized special equity awards to Mr. Larsen and Mr. Conway. These equity awards consisted of 60% stock options and 40% RSUs and were designed to provide additional incentives to the continued success of our long-term goals and overall retention. The stock options vest in monthly increments over a five-year period. The RSUs vest in six equal installments over three years beginning six months after issuance.
•	New Hire Awards
          During 2010, Mr. Wagner and Mr. Levy each received stock options and RSUs as a new hire award and Mr. Larsen and Mr. Benson each received stock options as the second half of their new hire equity awards, the first half of which had been issued in FY09. These awards were issued under the terms of their respective employment letters. The stock options vest in monthly increments over a five-year period beginning six months after date of hire. The RSUs vest in six equal installments over three years beginning six months after issuance.
     For FY10, the Compensation Committee authorized grants of stock options and RSUs to the named executive officers as shown in the table below, with the shares adjusted to reflect the 3-for-2 stock split completed on January 31, 2011:

	FY10 Annual Equity Award Program		Special Equity Awards		New Hire Award		Total Awards
Named Executive Officer	Options	RSUs	Options	RSUs	Options	RSUs	Options	RSUs
Mr. Reidy	315,000	84,000	—	—	—	—	315,000	84,000

Mr. Wagner	—	—	—	—	180,000	48,000	180,000	48,000

Mr. Robertson	—	—	—	—	—	—	—	—

Mr. Larsen	—	—	90,000	24,000	52,500	—	142,500	24,000

Mr. Conway	9,000	2,400	45,000	12,000	—	—	54,000	14,400

Mr. Benson	45,000	12,000	—	—	22,500	—	67,500	12,000

Mr. Levy	—	—	—	—	180,000	48,000	180,000	48,000

     For FY11, the Compensation Committee has adopted a two-tiered approach to the annual equity award program. For all employees below the Vice President level, the annual equity awards will continue to consist of stock options and RSUs, but at a mix of 50% stock options and 50% RSUs.
     For Mr. Reidy and Vice President, including the other named executive officers, the annual equity awards will consist of stock options, RSUs and performance share units, at a mix of 50% stock options, 35% RSUs and 15% performance share units. The performance share units will be subject to performance criteria aligned with our business plan, will be earned only to the extent the performance criteria are achieved and any performance share units earned will be subject to subsequent time-based vesting (one-third after one year upon determination of achievement of the performance metrics established for the year and one-third in each of the next two years if the executive remains employed on the vest date).
Severance and Change in Control Benefits
     We have entered into a severance agreement with Mr. Reidy providing him with certain payments and benefits upon an “involuntary termination” of Mr. Reidy’s employment with our company in those circumstances in which Mr. Reidy’s Employee Retention and Motivation Agreement is not otherwise applicable. Mr. Reidy’s severance agreement is described below. See “EXECUTIVE COMPENSATION—Severance and Change in Control Agreements.”
     In FY10, we entered into agreements with Mr. Robertson and Mr. Levy providing for severance and other transition benefits in connection with their termination of employment with our company. See “EXECUTIVE COMPENSATION—Severance and Change in Control Agreements.”
     In December 2009, we adopted company-wide severance guidelines in connection with the undertaking of a large reduction in force. These guidelines provide for severance and other benefits to be paid to employees who are involuntarily terminated from our employment, with the precise amount of severance determined based on position and seniority. Former members of our executive management team have received severance and other benefits in accordance with these guidelines, which were approved by the Compensation Committee.
     Currently, the severance guidelines applicable to our executive management team (other than Mr. Reidy) provide upon involuntary termination for the payment of severance of twelve months of total target cash compensation as of the date of termination, the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and twelve months of acceleration of unvested stock options and RSUs. Receipt of this severance payment and benefits is subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause. Although subject to change in the sole discretion of the Compensation Committee, we expect that these severance guidelines will continue to apply to involuntary terminations of executive officers, including the named executive officers (other than Mr. Reidy), in the future.
     We have also entered into an Employee Retention and Motivation Agreement with each of the named executive officers, including Mr. Reidy. Each agreement provides for certain payments and benefits upon a change of control of our company and/or certain involuntary terminations of employment thereafter. Our Board of Directors determined that it is in the best interests of our company and its shareholders to assure that we will have the continued dedication and objectivity of our key employees, despite the possibility, threat or occurrence of a change of control of the company. These agreements are described below. See “EXECUTIVE COMPENSATION —Severance and Change in Control Agreements.”
401(k) Plan
     We currently provide a non-elective contribution under our 401(k) plan. All employees who participated in our 401(k) plan, including named executive officers, received a discretionary matching contribution for fiscal year 2010 representing 6.1% of such employee’s calendar year compensation, including base salary, commissions and bonus, depending upon the employee’s length of service with the company and the employee’s contribution level. This contribution was approved by the Compensation Committee. In addition, due to limitations imposed on 401(k) matching to higher-paid individuals under federal tax law, a portion of the contributions that otherwise would have been received by certain employees, including the named executive officers, were instead paid directly to them in cash.
Other Benefits
     We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. The named executive officers are eligible to participate in all of our health and insurance plans, in each case on the same basis as other employees. In addition, our stock purchase plan is available to all employees other than employees, if any, who hold 5% or more of our common stock.
Tax and Accounting Implications
     Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to certain of their named executive officers. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The Compensation Committee’s strategy in this regard is to be cost and tax effective. Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our shareholders, even if such arrangements do not always qualify for full tax deductibility.
     Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Section 409A applies to our severance and change in control arrangements. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered into with our named executive officers, contain provisions that are intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.
     Accounting for Stock-Based Compensation. Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price or the Black-Scholes option valuation model.
COMPENSATION COMMITTEE REPORT
     This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on that review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

     No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Compensation Committee,
David A. Krall, Chairman
Ram Gupta
Michael L. Mark
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee of our Board of Directors during fiscal year 2010 were Messrs. Krall, Gupta and Mark. None of these directors is or has ever been an officer or employee of our company or of any of its subsidiaries, or had any relationship with us requiring disclosure in this proxy statement. There are no compensation committee interlocks amongst any of our directors.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS
     In setting compensation, the Compensation Committee considers the risks to our shareholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.
     We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:
•	Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based incentive and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risks.

•	All short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being paid as a result of stock performance.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.

•	Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.

•	We use a combination of stock options and restricted stock units (RSUs) for equity awards because restricted stock units retain value even in a depressed market which makes our executives less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The time-based vesting for RSUs and stock options ensures that our executives’ interests align with those of our shareholders for the long-term performance of our company.

•	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	In accordance with our written stock option grant policy, all stock option grants must occur at a meeting of the Compensation Committee and management has no authority to issue equity.

•	The Compensation Committee retains and does not delegate any of its exclusive power to determine matters of executive compensation and benefits.

•	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

•	In accordance with our written stock option grant policy, we have appointed an Options Executive who is responsible for ensuring that we comply with applicable laws, regulations and accounting standards related to the granting of equity-based compensation, and that our policies, procedures and equity compensation plans are followed and our Options Executive reports quarterly to the Compensation Committee.

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock. We also do not allow them to engage in speculative transactions with respect to our stock.

EXECUTIVE COMPENSATION
Summary of Executive Compensation
     The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2010, 2009 and 2008, earned by Mr. Reidy, our Chief Executive Officer, Mr. Wagner, who became our Chief Financial Officer in November 2010, Mr. Robertson, who was our Chief Financial Officer until November 2010, and Mr. Larsen, Mr. Conway and Mr. Benson, our three most highly compensated executive officers. As required by SEC rules, we also disclose the compensation paid for the fiscal year ended November 30, 2010 to Robert Levy, our former Executive Vice President, Chief Product Officer, who ceased to be an executive officer on October 31, 2010 and terminated employment on December 30, 2010, because Mr. Levy would have been among our three other most highly compensated executive officers during fiscal 2010 but for the fact that he ceased to be an executive officer prior to November 30, 2010. We refer to these individuals collectively as our named executive officers.
     As described above in “Compensation Discussion and Analysis” and reflected in the Summary Compensation Table below, we pay our named executive officers a mix of cash and equity compensation.
     Cash Compensation. We pay our named executive officers a base salary and cash incentive compensation under a non-equity incentive plan.
     Equity Compensation. We make annual equity awards to the named executive officers consisting of stock options and restricted stock units (RSUs). Stock options had an exercise price equal to the closing price of our stock on the date of grant and vest in monthly increments over five years. The amounts shown in the “Option Awards” column reflect the grant date fair value. RSUs convert to shares of our common stock upon vesting. These RSUs vest in six equal installments over three years beginning six months after issuance. The amounts shown in the “Stock Awards” column reflect the grant date fair value with respect to the RSUs.
     Other Forms of Compensation. We do not provide our named executive officers with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the contribution under our 401(k) Plan and certain other items described in the footnotes below.

SUMMARY COMPENSATION TABLE — FISCAL YEARS 2008, 2009 AND 2010

					Non-Equity
					Incentive Plan	All Other
			Stock	Option	Compensation	Compensation
Name and Principal Position	Year	Salary	Awards (1)	Awards (2)	(3)	(4)	Total
Richard D. Reidy Chief Executive Officer (5)	2010	$486,539	$1,790,880	$1,854,552	$512,962	$41,203	$4,686,136
	2009	351,461	1,650,750	1,158,675	167,400	31,189	3,359,475
	2008	304,565	0	803,157	149,560	29,199	1,286,481

Charles F. Wagner Executive Vice President, Finance and Administration and Chief Financial Officer (6)	2010	46,154	1,248,960	1,215,936	13,012	112	2,524,174

Norman R. Robertson Former Chief Financial Officer (7)	2010	320,000	0	0	263,750	27,260	611,010
	2009	332,309	176,080	198,630	155,000	24,203	886,222
	2008	305,821	0	452,463	149,077	28,873	936,234

Christopher Larsen Executive Vice President,	2010	350,000	467,360	794,750	258,919	17,601	1,888,630
Global Field Operations (8)	2009	100,962	286,800	232,278	7,869	60,245	688,154

Gary G. Conway Executive Vice President,	2010	359,135	284,848	295,816	167,803	15,073	1,122,675
Chief Marketing Officer (9)	2009	363,462	119,500	285,020	93,000	67,215	928,197
	2008	44,423	0	0	8,544	1,772	54,739

David A. Benson Executive Vice President,	2010	309,135	255,840	386,351	165,892	751	1,117,969
Chief Information Officer (10)	2009	173,077	171,520	99,659	52,500	65,649	562,405

Robert Levy Former Executive Vice President, Chief Product Officer (11)	2010	344,712	1,023,360	916,824	0	838	2,285,734

(1)	Represents the grant date fair value of the award, which is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. See the “Grants of Plan-Based Awards Table” for a breakdown of these awards.

(2)	Represents the grant date fair value of options on the date of grant. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2010. See the “Grants of Plan-Based Awards Table” for a breakdown of these awards.

(3)	Except for Mr. Larsen, amounts listed reflect the amounts earned under our Corporate Incentive Compensation Plan as described in “Compensation Discussion and Analysis” in this proxy statement. For Mr. Larsen, the amount listed reflects the amount earned under his individual sales incentive plan, including that portion attributable to our Corporate Incentive Compensation Plan, as described in “Compensation Discussion and Analysis” in this proxy statement. For all individuals, bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2010 bonus amounts were paid in fiscal year 2011, the 2009 bonus amounts were paid in fiscal year 2010 and the 2008 bonus amounts were paid in fiscal year 2009.

(4)	Amounts listed in this column for 2010 include:

		Cash Payment for
		portion of match in
	Company Contributions	excess of	Insurance
Name	(401(k))	participation limits	premiums
Reidy	$14,994	$25,027	$1,182
Wagner	—	—	112
Robertson	14,994	11,488	778
Larsen	7,497	9,254	850
Conway	7,497	6,703	873
Benson	—	—	751
Levy	—	—	838

(5)	Mr. Reidy was appointed our Chief Executive Officer on March 29, 2009. During fiscal year 2008, Mr. Reidy was our Chief Operating Officer, a position to which he was appointed in September 2008.

(6)	Mr. Wagner became our Chief Financial Officer on November 15, 2010. The amounts shown for Mr. Wagner are base salary and non-equity incentive plan compensation for the period of November 15, 2010 until November 30, 2010. The amounts shown for stock and option awards are the new hire equity award granted on his start date.

(7)	Mr. Robertson retired as Chief Financial Officer on November 15, 2010 upon Mr. Wagner’s joining us as Chief Financial Officer.

(8)	Mr. Larsen joined us in September 2009 as Senior Vice President, Global Field Operations, and became an Executive Vice President in April 2010. The 2009 amounts shown for Mr. Larsen are base salary and non-equity incentive plan compensation for the period of September 1, 2009 until November 30, 2009. The 2009 amounts shown for stock and option awards are the new hire equity award granted on October 15, 2009.

(9)	Mr. Conway joined us in October 2008 as Senior Vice President, Chief Marketing Officer, and became an Executive Vice President in April 2010. The 2008 amounts shown for Mr. Conway are base salary and non-equity incentive plan compensation for the period of October 29, 2008 until November 30, 2008.

(10)	Mr. Benson joined us in June 2009 as Senior Vice President, Chief Information Officer, and became an Executive Vice President in April 2010. The 2009 amounts shown for Mr. Benson are base salary and non-equity incentive plan compensation for the period of June 1, 2009 until November 30, 2009. The amounts shown for stock and option awards are the new hire equity award granted on July 15, 2009.

(11)	Mr. Levy joined us in February 2010 as Senior Vice President, Chief Product Officer, and became an Executive Vice President in April 2010. The amount shown for Mr. Levy is base salary for the period of

February 1, 2010 until November 30, 2010. The amounts shown for stock and option awards are the new hire equity award granted on February 16, 2010 and April 27, 2010. In October 2010, in connection with our announcement that Mr. Levy would be leaving our company, Mr. Levy was relieved of his responsibilities as Chief Product Officer and ceased to be an executive officer.
Grants of Plan-Based Awards
     The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended November 30, 2010 to the named executive officers. The share amounts, fair value and exercise prices set forth in the table have been adjusted to reflect the 3-for-2 stock split completed on January 31, 2011.
GRANTS OF PLAN-BASED AWARDS TABLE — FISCAL YEAR 2010

					All Other
					Stock	All Other Stock
					Awards:	Awards:	Exercise	Grant Date
		Estimated Possible Payouts under			Number of	Number of	Price of	Fair Value
		Non-Equity Incentive Plan Award			Shares of	Securities	Option	of Stock
					Stock or	Underlying	Award ($	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Per Share)	Awards
Name	Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(3)	(4)	($) (5) (6)
Richard D. Reidy	N/A	0	500,000	750,000	—	—	—	—
	4/27/2010	—	—	—	84,000	315,000	21.32	3,645,432

Charles F. Wagner	N/A	0	250,000	375,000	—	—	—	—
	11/15/2010	—		—	48,000	180,000	26.02	2,464,896

Norman R. Robertson (7)	N/A	0	250,000	375,000	—	—	—	—

Christopher Larsen	N/A	0	300,000	450,000	—	—	—	—
	1/15/2010	—	—	—	24,000	90,000	19.47	953,018
	4/27/2010	—	—	—	—	52,500	21.32	309,092

Gary G. Conway	N/A	0	162,500	245,250	—	—	—	—
	1/15/2010	—	—	—	12,000	45,000	19.47	476,509
	4/27/2010	—	—	—	2,400	9,000	21.32	104,155

David A. Benson	N/A	0	160,000	240,000	—	—	—	—
	1/15/2010	—	—	—	—	22,500	19.47	377,255
	4/27/2010	—	—	—	12,000	45,000	21.32	264,936

Robert Levy	N/A	0	275,000	375,000	—	—	—	—
	2/16/2010	—	—	—	—	180,000	18.57	916,824
	4/27/2010	—	—	—	48,000	—	—	1,023,360

(1)	These columns indicate the range of payouts targeted for fiscal year 2010 performance under our Corporate Incentive Compensation Plan as described in “COMPENSATION DISCUSSION AND ANALYSIS” earlier in this proxy statement. The actual payout with respect to fiscal year 2010 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Represents RSUs granted pursuant to our 2008 Stock Option and Incentive Plan. These units vest, so long as the executive continues to be employed with us, in six equal installments beginning six months after date of issuance. In all cases, dividends are not payable on unvested RSUs.

(3)	Represents options granted pursuant to our 2008 Stock Option and Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in equal monthly installments over five years.

(4)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(5)	The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined by using the Black-Scholes option valuation model. The Black-Scholes value of our options on January 15, 2010, February 16, 2010, April 27, 2010 and November 15, 2010 was $5.40, $5.09, $5.89 and $6.76, respectively. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2010.

(6)	Represents the grant date fair value of the award, which is equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date.

(7)	In April 2010, we announced that Mr. Robertson would be retiring as our Chief Financial Officer before the end of 2010. As a result, no equity awards were issued to Mr. Robertson relating to the 2010 fiscal year.
          The terms of the stock options and RSUs granted in calendar year 2010 to our named executive officers were consistent with the vesting schedules and expiration dates of the options and RSUs granted to employees during the year. Stock options to acquire a total of 2,508,000 shares of our common stock and 665,000 RSUs were granted to our employees and non-employee directors in fiscal year 2010. These share amounts have been adjusted to reflect the 3-for-2 stock split completed on January 31, 2011.

Outstanding Equity Awards
     The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2010 for each of the named executive officers. The share amounts, market value and exercise prices set forth in the table have been adjusted to reflect the 3-for-2 stock split completed on January 31, 2011.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

						Stock Awards
							Market
						Number	Value of
						of Shares	Shares or
Stock Options						or Units of	Units of
						Stock That	Stock That
	Number of Securities		Option	Option		Have Not	Have Not
	Underlying		Exercise	Expiration		Vested	Vested
Name	Unexercised Options		Price	Date		(#)(19)	($)(20)
	Exercisable	Unexercisable
Richard D. Reidy
	75,000	0	$14.57	11/10/2013
	43,500	0	$20.54	11/14/2012
	16,500	0	$20.54	11/14/2012
	28,500	1,500	$15.38	05/21/2013	(1)
	28,500	1,500	$16.67	09/19/2013	(2)
	17,500	0	$9.54	04/02/2011
	17,500	0	$11.62	10/09/2011
	75,480	0	$8.83	08/01/2012
	57,720	0	$9.00	08/01/2012
	9,520	0	$8.83	08/01/2012
	7,279	0	$9.00	08/01/2012
	27,499	0	$10.05	02/23/2013
	47,500	0	$11.33	12/23/2013
	8,749	0	$12.10	05/23/2014
	43,750	0	$12.50	05/23/2014
	8,751	0	$12.83	09/26/2014
	43,749	0	$14.30	09/26/2014
	11,250	3,750	$20.79	04/25/2014	(3)
	5,625	1,875	$20.79	04/25/2014	(3)
	16,875	5,625	$21.50	10/15/2014	(4)
	24,750	20,250	$19.96	04/23/2015	(5)
	74,250	60,750	$13.01	10/15/2015	(6)
	45,833	85,117	$14.67	05/11/2016	(7)
	105	195	$14.67	5/11/2016	(7)
	45,938	85,312	$15.93	10/15/2016	(8)
	2,251	12,749	$21.32	4/26/2017	(9)
	44,999	255,001	$21.32	4/26/2017	(9)
						126,250	$3,242,100

Charles F. Wagner
	0	180,000	$26.02	11/14/2017	(10)
						48,000	$1,232,640

						Stock Awards
							Market
						Number	Value of
						of Shares	Shares or
						or Units of	Units of
Stock Options						Stock That	Stock That
	Number of Securities		Option	Option		Have Not	Have Not
	Underlying		Exercise	Expiration		Vested	Vested
Name	Unexercised Options		Price	Date		(#)(19)	($)(20)
	Exercisable	Unexercisable
Norman R. Robertson
	36,000	0	$20.54	11/14/2012
	24,000	0	$20.54	11/14/2012
	1	1,875	$15.38	05/21/2013	(1)
	35,625	1,875	$16.67	09/19/2013	(2)
	22,500	7,500	$20.79	04/25/2014	(3)
	22,500	7,500	$21.50	10/15/2014	(4)
	24,750	20,250	$19.96	04/23/2015	(5)
	0	20,250	$13.01	10/15/2015	(6)
	1	14,332	$14.67	05/11/2016	(7)
	1	292	$14.67	05/11/2016	(7)
	0	14,625	$15.93	10/15/2016	(8)
						6,000	$154,080

Christopher Larsen
	4,444	25,556	$15.93	10/15/2016	(11)
	3,333	19,167	$15.93	10/15/2016	(11)
	827	3,673	$19.47	01/14/2017	(12)
	15,677	69,823	$19.47	01/14/2017	(12)
	7,778	44,722	$21.32	4/26/2017	(13)
						32,000	$821,760

Gary G. Conway
	2,778	24,306	$11.37	1/14/2016	(14)
	2,756	24,111	$14.29	7/15/2016	(15)
	106	194	$14.29	7/15/2016	(15)
	8,252	36,748	$19.47	1/14/2017	(12)
	1,350	7,650	$21.32	4/26/2017	(9)
						17,000	$436,560

David A. Benson
	4,583	17,917	$14.29	7/15/2016	(16)
	1,222	4,778	$19.47	1/14/2017	(17)
	3,361	13,139	$19.47	1/14/2017	(17)
	6,750	38,250	$21.32	4/26/2017	(9)
						18,000	$462,240

Robert Levy
	1,778	22,222	$18.57	2/15/2017	(18)
	11,556	144,444	$18.57	2/15/2017	(18)
						40,000	$1,027,200

(1)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2006.

(2)	This option vests 7/60ths on the date of grant, with the remainder vesting in 53 monthly increments commencing on October 1, 2006.

(3)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2007.

(4)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2007.

(5)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2008.

(6)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2008.

(7)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2009.

(8)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2009.

(9)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2010.

(10)	This option vests in 54 monthly installments commencing on June 1, 2011.

(11)	This option vests in 54 monthly installments commencing on April 1, 2010.

(12)	This option vests 1/60th on the date of grant, with the remainder vesting in 59 monthly increments commencing on February 1, 2010.

(13)	This option vests 1/54th on the date of grant, with the remainder vesting in 53 monthly increments commencing on May 1, 2010.

(14)	This option vests in 54 monthly installments commencing on May 1, 2009.

(15)	This option vests 3/54ths on the date of grant, with the remaining vesting in 51 monthly increments commencing on August 1, 2009.

(16)	This option vests in 54 monthly installments commencing on January 1, 2010.

(17)	This option vests 1/54th on the date of grant, with the remainder vesting in 53 monthly increments commencing on February 1, 2010.

(18)	This option vests in 54 monthly installments commencing on August 1, 2010. On December 30, 2010, we entered into a separation and release agreement with Mr. Levy setting forth the terms of his termination of employment, including that all of Mr. Levy’s unvested options terminated as of the date of termination of his employment. See “Severance and Change in Control Agreements” for a description of Mr. Levy’s separation agreement.

(19)	The unvested shares shown in this column are RSU awards that are subject to time-based vesting.

(20)	The market value of unvested RSUs was calculated as of November 30, 2010 based on the stock split adjusted closing price of our common stock on NASDAQ of $25.68.

Option Exercises and Stock Vested
     The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2010 under our equity incentive plans and the corresponding amounts realized by the named executive officers. The share amounts, market value and exercise prices set forth in the table have been adjusted to reflect the 3-for-2 stock split completed on January 31, 2011.
Option Exercises and Stock Vested—Fiscal Year 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Richard D. Reidy	91,050	924,420	51,499	1,112,151
Charles F. Wagner	—	—	0	0
Norman R. Robertson	406,123	3,338,675	3,998	85,770
Christopher Larsen	—	—	9,999	216,605
Gary G. Conway	20,749	149,414	4,896	106,290
David A. Benson	—	—	5,997	129,702
Robert Levy	—	—	7,999	175,191
Severance and Change in Control Agreements
     We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with certain terminations or a change in control of our company.
Mr. Reidy’s Severance Agreement
     On October 13, 2009, we entered into a severance agreement with Mr. Reidy providing him with certain payments and benefits upon an “involuntary termination” of Mr. Reidy’s employment with our company in those circumstances in which Mr. Reidy’s Amended Employee Retention and Motivation Agreement (Amended ERMA) is not otherwise applicable. Mr. Reidy’s Amended ERMA provides for various payments and benefits upon a change in control of our company and upon an “involuntary termination” of Mr. Reidy’s employment within twelve months after a change in control. In the event an involuntary termination occurs in circumstances in which the Amended ERMA is applicable, all severance and other benefits to be paid to Mr. Reidy will be governed by the Amended ERMA and not the severance agreement.
     The severance agreement provides that upon the involuntary termination of Mr. Reidy’s employment and the execution by Mr. Reidy of a standard release of claims, Mr. Reidy will be entitled to receive twenty-four months of his total target compensation, which will be paid out monthly over a twenty-four month period. Mr. Reidy’s benefits in effect as of the date of the involuntary termination (such as medical, dental, vision and life insurance) will also continue for twenty-four months. In addition, any unvested options and restricted equity held by Mr. Reidy as of the date of the involuntary termination that would have vested during the two-year period following that date if Mr. Reidy had remained employed by our company, will automatically vest.
     An “involuntary termination” is defined as: (1) the assignment to the executive of any duties or the significant reduction of his duties, either of which is materially inconsistent with his position and responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities, which is not effected for disability or for “cause” (as defined in the agreement); (2) a material reduction in the base salary and/or bonus of the executive as in effect immediately prior to such reduction; (3) the relocation of the executive to a facility or a location more than 50 miles from the executive’s then present location; (4) any purported termination of the executive by us which is not effected for death or disability or for cause, or any purported termination for cause for which the grounds relied upon are not valid; or (5) a material breach of the severance agreement by us.
     The severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for two years following the termination of Mr. Reidy’s employment.
Mr. Reidy’s Amended ERMA
     On October 13, 2009, we and Mr. Reidy also entered into the Amended ERMA. Under the Amended ERMA, Mr. Reidy is entitled to various payments and benefits upon a “change in control” of our company and upon an “involuntary termination” of Mr. Reidy’s employment by us within twelve months after the change in control.
     The Amended ERMA provides that upon a change in control, Mr. Reidy’s annual cash bonus award will be fixed and guaranteed at his target level, and payment of that bonus will be made on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change in control, all of Mr. Reidy’s outstanding unvested options and restricted equity will fully accelerate, unless the acquirer assumes all options and restricted equity.
     Upon involuntary termination of Mr. Reidy’s employment within twelve months following a change in control, all of Mr. Reidy’s remaining outstanding options and restricted equity will automatically vest, Mr. Reidy will be entitled to receive a lump sum payment equal to fifteen months of his total target compensation, and Mr. Reidy’s benefits in effect as of the date of the involuntary termination (such as medical, dental, vision and life insurance) will continue for fifteen months.
     For purposes of the Amended ERMA, a “change of control” is defined as the occurrence of any one of the following events: (1) any person becoming the beneficial owner (as defined in the Exchange Act) of 50% or more of the total voting power of our outstanding stock; (2) certain changes in a majority of our Board of Directors; (3) certain mergers or consolidations of our company with another entity; or (4) the sale of all or substantially all of our assets. The definition of “involuntary termination” is identical to the corresponding definition in Mr. Reidy’s severance agreement.
     In the event that any amounts provided for under the Amended ERMA or otherwise payable to Mr. Reidy would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Reidy would be entitled to receive either full payment of the benefits under the ERMA or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Reidy.

Mr. Wagner’s Employment Letter
     On October 15, 2010, we and Mr. Wagner entered into an employment letter setting forth Mr. Wagner’s compensation and certain other employment terms upon the commencement of his employment on November 15, 2010. Mr. Wagner’s employment letter provides, among other terms, that in the event that his employment is terminated by us other than for cause, he will be eligible to receive severance pursuant to any severance plan then applicable to members of our Executive Committee as a result of an involuntary termination of employment, with such severance pay and benefits being at least equal to the following: (a) the payment of severance of twelve months of total target cash compensation as of the date of termination, (b) the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) twelve months of acceleration of unvested stock options and RSUs.
     For purposes of his employment letter, “cause” means conduct involving any of the following: (1) substantial and continuing violations by Mr. Wagner of his obligations as an employee after there has been delivered to him a written demand for performance which describes the basis for the belief that he has not substantially performed his duties, (2) Mr. Wagner’s material violation of our employment policies, (3) Mr. Wagner’s material breach of any agreement between him and our company, or (4) Mr. Wagner’s disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to us.
     Receipt of severance and benefits is subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause.
Mr. Robertson’s Separation Arrangements
     Upon the commencement of Mr. Wagner’s employment on November 15, 2010, Mr. Robertson assumed the position of Senior Advisor, Finance and Administration. On November 12, 2010, we entered into a letter agreement with Mr. Robertson providing the terms of his severance arrangements in connection with the termination of his employment. Under the letter agreement, Mr. Robertson is entitled to receive eighteen months of his total target compensation, which will be paid out monthly over an eighteen month period. Mr. Robertson’s benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) will also continue for eighteen months. In addition, any unvested options and restricted equity held by Mr. Robertson as of the date of termination that would have vested during the one-year period following that date if Mr. Robertson had remained employed by us, will automatically vest. Lastly, we extended the period of time following the termination of Mr. Robertson’s employment during which he may exercise vested stock options until December 9, 2011.
     Receipt of these severance payments and benefits is subject to the execution of our standard form of separation and release agreement, which includes a non-competition clause.
Mr. Levy’s Employment and Separation Agreements
     Mr. Levy became our Chief Product Officer in February 2010. The terms of Mr. Levy’s compensation were determined by the employment offer letter we entered into with him in January 2010. Mr. Levy’s employment letter provided, among other things, that if, prior to the first anniversary of his start date, his employment was terminated by us without “cause”, we agreed to pay him as severance nine months of his total target cash compensation, which was $487,500. This severance was to be paid as salary continuation for such nine month period. In addition, for a period of twelve months after any such termination, we agreed to provide him with benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to his termination.
     For purposes of the preceding paragraph, “cause” means (1) any act of personal dishonesty on Mr. Levy’s part in connection with his responsibilities as an employee and which is intended to result in substantial personal enrichment, (2) the conviction of a felony, (3) a willful act by Mr. Levy which constitutes gross misconduct and which is injurious to us, and (4) continued willful and deliberate violations by Mr. Levy of his obligations as an employee of our company.

     On December 30, 2010, in connection with the termination of his employment with our company, we and Mr. Levy entered into a Separation and Release Agreement setting forth the terms of his severance arrangements. This Separation and Release Agreement superseded the severance terms of his employment letter described above. Under this separation and release agreement, we agreed to pay Mr. Levy aggregate cash severance of $360,000, paid monthly until June 2011, and we agreed to continue his health benefits until December 31, 2011. We also agreed not to terminate 17,100 RSUs previously issued to him as part of his new hire equity award, with those restricted stock units vesting on June 1, 2011, subject to Mr. Levy’s compliance with his separation and release agreement. All other unvested equity awards terminated on December 30, 2010.
Other Employee Retention and Motivation Agreements
     In addition to the agreement with Mr. Reidy, we have entered into an Employee Retention and Motivation Agreement, or ERMA, with each of the other named executive officers. Each agreement provides for certain payments and benefits upon a change of control (as defined in the agreement) of our company and/or upon an involuntary termination (as defined in the agreement) of the executive officer’s employment by the company within twelve months of a change of control.
     Under these agreements, upon a change of control, each executive officer’s annual cash bonus award will be fixed and guaranteed at his respective target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change of control, all outstanding unvested options and restricted equity of the executive officer will fully accelerate, unless the acquirer assumes all such options and restricted equity. Upon involuntary termination of the executive officer within 12 months following a change of control, all remaining outstanding options and restricted equity of the executive officer will automatically become vested, the executive officer will be entitled to receive a lump sum payment equal to 15 months of his total target compensation, and his benefits will continue for 15 months.
     For purposes of these agreements, a “change of control” is defined as the occurrence of any one of the following events: (1) any person becoming the beneficial owner (as defined in the Exchange Act) of 50% or more of the total voting power of our outstanding stock; (2) certain changes in a majority of our Board of Directors; (3) certain mergers or consolidations of our company with another entity; (4) the liquidation of our company; or (5) the sale of all or substantially all of our assets.
     An “involuntary termination” is defined as: (1) the assignment to the executive of any duties or the significant reduction of his duties, either of which is materially inconsistent with his position and responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities, which is not effected for disability or for “cause” (as defined in the agreement); (2) a material reduction in the base salary and/or bonus of the executive as in effect immediately prior to such reduction; (3) a material reduction in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefit package is significantly reduced; (4) the relocation of the executive to a facility or a location more than 50 miles from the executive’s then present location; (5) any purported termination of the executive by us which is not effected for death or disability or for cause, or any purported termination for cause for which the grounds relied upon are not valid; or (6) our failure to obtain, on or before a change of control, the assumption of the terms of the agreement by any successor.
     “Cause” is defined as: (1) any act of personal dishonesty taken by the executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the executive; (2) the conviction of a felony; (3) a willful act by the executive which constitutes gross misconduct and which is injurious to our company; and (4) continued violations by the executive of his obligations as an employee of our company which are demonstrably willful and deliberate on his part after written demand for performance by us.

     In the event that any amounts provided for under these agreements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, the executive would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to the executive officer. The agreements do not require the company to provide any tax gross-up payments.
Non-Change of Control Severance Guidelines
     In December 2009, we adopted company-wide severance guidelines in connection with the undertaking of a large reduction in force. These guidelines provide for severance and other benefits to be paid to employees who are involuntarily terminated from our employment, with the precise amount of severance determined based on position and seniority. Former members of our executive management team have received severance and other benefits in accordance with these guidelines, which were approved by the Compensation Committee.
     Currently, the severance guidelines applicable to our executive management team (other than Mr. Reidy) provide upon involuntary termination for the payment of:
•	severance of twelve months of total target cash compensation as of the date of termination,

•	the continuation, for a period of twelve months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

•	twelve months of acceleration of unvested stock options and RSUs.
     Receipt of this severance payment and benefits is subject to the execution of our standard form of separation and release agreement, which will include a non-competition clause. We expect that these severance guidelines will continue to apply to involuntary terminations of executive officers, including the named executive officers (other than Mr. Reidy), in the future in those circumstances in which the executive officer’s ERMA is not otherwise applicable.
     These severance guidelines may be adjusted in the future in the sole discretion of the Compensation Committee.

Estimate of Severance and Change in Control Benefits
     The following tables indicate the estimated payments and benefits that:
•	Mr. Reidy would have received under his severance agreement and Amended ERMA assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2010;

•	Mr. Wagner would have received under his employment letter and ERMA assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2010;

•	Mr. Robertson would have received under his employment transition letter and ERMA assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2010;

•	Mr. Larsen, Mr. Conway and Mr. Benson would have received under the severance guidelines described above and their respective ERMAs assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2010; and

•	Mr. Levy would have received under his employment letter and ERMA assuming that the change of control of our company and/or termination of his employment occurred at November 30, 2010.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that he becomes entitled to such payment.
Richard D. Reidy

			Involuntary
			Termination Within
	Involuntary	Change of Control	12 Months Following
Payments and Benefits	Termination (1)	Only (2)	Change of Control
Cash Severance	$1,000,000	$0	$625,000
Pro Rata Bonus	1,000,000	500,000	625,000
Stock Options	2,506,228	0	3,903,631
Restricted Stock Units	2,882,580	0	3,242,100
Benefits (3)	26,729	0	15,935
Total	$7,415,537	$500,000	$8,411,666

Charles F. Wagner

			Involuntary
			Termination Within
	Involuntary Termination	Change of Control	12 Months Following
Payments and Benefits	(1)	Only (2)	Change of Control
Cash Severance	$400,000	$0	$500,000
Pro Rata Bonus	250,000	250,000	312,500
Stock Options	0	0	0
Restricted Stock Units	410,880	0	1,232,640
Benefits (3)	13,011	0	15,514

Total	$1,073,891	$250,000	$2,060,654
Norman R. Robertson (4)

			Involuntary
			Termination Within
	Involuntary	Change of Control	12 Months Following
Payments and Benefits	Termination (1)	Only (2)	Change of Control
Cash Severance	$480,000	$0	$400,000
Pro Rata Bonus	375,000	250,000	312,500
Stock Options	365,831	0	780,221
Restricted Stock Units	103,865	0	154,080
Benefits (3)	13,654	0	13,654

Total	$1,338,350	$250,000	$1,660,455
Christopher Larsen

			Involuntary
			Termination Within
	Involuntary	Change of Control	12 Months Following
Payments and Benefits	Termination (1)	Only (2)	Change of Control
Cash Severance	$350,000	$0	$437,500
Pro Rata Bonus	300,000	300,000	375,000
Stock Options	276,286	0	1,087,053
Restricted Stock Units	359,520	0	821,760
Benefits (3)	13,425	0	16,007

Total	$1,299,231	$300,000	$2,737,320
Gary G. Conway

			Involuntary
			Termination Within
	Involuntary	Change of Control	12 Months Following
Payments and Benefits	Termination (1)	Only (2)	Change of Control
Cash Severance	$350,000	$0	$437,500
Pro Rata Bonus	162,500	162,500	203,125
Stock Options	277,874	0	886,089
Restricted Stock Units	187,464	0	436,560
Benefits (3)	13,425	0	16,007

Total	$991,263	$162,500	$1,979,281

David A. Benson

			Involuntary
			Termination Within
	Involuntary	Change of Control	12 Months Following
Payments and Benefits	Termination (1)	Only (2)	Change of Control
Cash Severance	$312,500	$0	$390,625
Pro Rata Bonus	160,000	160,000	200,000
Stock Options	127,213	0	481,990
Restricted Stock Units	205,440	0	462,240
Benefits (3)	8,546	0	10,189

Total	$813,699	$160,000	$1,545,044
Robert Levy (5)

			Involuntary
			Termination Within
	Involuntary	Change of Control	12 Months Following
Payments and Benefits	Termination (1)	Only (2)	Change of Control
Cash Severance	$281,250	$0	$468,750
Pro Rata Bonus	206,250	275,000	343,750
Stock Options	0	0	1,184,440
Restricted Stock Units	0	0	439,128
Benefits (3)	13,837	0	13,837

Total	$501,337	$275,000	$2,449,905

(1)	The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and restricted stock units becoming fully vested and are calculated using the stock split adjusted exercise price for each unvested option and the stock split adjusted closing stock price of our common stock on November 30, 2010, which was $25.68.

(2)	In the event of a change of control, there is no accelerated vesting of options or RSUs provided that the acquirer assumes all existing, outstanding options and RSUs of the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all existing, outstanding options and RSUs of the individual, all unvested options and RSUs become fully vested and the value indicated in the third column would apply upon a change of control. The amounts shown in the third column are calculated using the exercise price for each unvested option and the closing stock price of our common stock on November 30, 2010, which was $25.68.

(3)	Represents the estimated value (based on the cost as of November 30, 2010) of continuing benefits (medical, dental, vision and life insurance) for—
•	twenty four months in the case of an involuntary termination of Mr. Reidy’s employment other than in connection with a change in control;

•	eighteen months in the case of the termination of Mr. Robertson’s employment;

•	twelve months in the case of an involuntary termination of employment of Mr. Wagner, Mr. Larsen, Mr. Conway, Mr. Benson and Mr. Levy, other than in connection with a change in control; and

•	fifteen months, in the case of the third column.

(4)	As described above, we and Mr. Robertson have entered into an agreement providing for the terms of his severance. The terms of Mr. Robertson’s severance agreement are reflected in the first column of the table above.

(5)	As described above, we and Mr. Levy have entered into a Separation and Release Agreement providing for his termination of employment on December 30, 2010. The terms of his Separation and Release Agreement are not reflected in the table above. The amounts shown in the first column with respect to Mr. Levy reflect the severance terms set forth in Mr. Levy’s employment letter.

INFORMATION ABOUT PROGRESS SOFTWARE COMMON STOCK OWNERSHIP
     The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date:
•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each director of our company;

•	by each of the named executive officers; and

•	by all directors and executive officers of our company as a group.

	Beneficially Owned Shares
Name and Address of Beneficial Owner (1)	Number	Percent
T. Rowe Price Associates, Inc. (2)	5,890,661	8.8%
100 East Pratt Street Baltimore, MD 21202
FMR LLC, Edward C. Johnson 3d (3)	5,816,773	8.7%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc. (4)	5,129,383	7.7%
40 East 52nd Street New York, NY 10022
Eagle Asset Management (5)	4,462,742	6.7%
880 Carillon Parkway St. Petersburg, Florida 33716
David A. Benson (6)	32,207	*
Barry N. Bycoff (7)	95,499	*
Gary G. Conway (8)	8,468	*
Ram Gupta (9)	7,132	*
Charles F. Kane (10)	110,974	*
David A. Krall (11)	79,908	*
Christopher Larsen(12)	63,266	*
Robert Levy (13)	1,780	*
Michael L. Mark (14)	344,371	*
Richard D. Reidy (15)	842,645	1.2%
Norman R. Robertson (16)	160,457	*
Charles F. Wagner (17)	8,000	*
All executive officers and directors as a group (16 persons) (18)	2,281,769	3.3%

*	Less than 1%

(1)	All persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted the address of such person is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

(2)	Derived from Schedule 13G/A filed on February 11, 2011 and adjusted to reflect the 3-for-2 stock split completed on January 31, 2011. The Schedule 13G/A reported that T. Rowe Price held sole voting power over 1,418,085 shares and sole dispositive power over 5,890,661 shares. According to the Schedule 13G/A, these shares are owned by various individual and institutional investors which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price is deemed to be a beneficial owner of these shares. However, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of these shares.

(3)	Derived from Schedule 13G/A filed on February 14, 2011 and adjusted to reflect the 3-for-2 stock split completed on January 31, 2011. The Schedule 13G/A reported the following:
•	Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,780,202 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•	Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,780,202 shares owned by the funds.

•	Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

•	Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

•	Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 37,350 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

•	Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 37,350 shares and sole power to vote or to direct the voting of 37,350 shares owned by the institutional accounts or funds advised by PGALLC as reported above.

•	Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 999,222 shares as a result of its serving as investment manager of institutional accounts owning such shares.

•	Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 999,222 shares and sole power to vote or to direct the voting of 875,022 shares owned by the institutional accounts managed by PGATC as reported above.

(4)	Derived from Schedule 13G/A filed on February 10, 2011 and adjusted to reflect the 3-for-2 stock split completed on January 31, 2011. The Schedule 13G reported that BlackRock, Inc. had sole voting power and sole dispositive power with respect to all shares reported.

(5)	Derived from Schedule 13G filed on January 27, 2011 and adjusted to reflect the 3-for-2 stock split completed on January 31, 2011. The Schedule 13G reported that Eagle Asset Management had sole voting power and sole dispositive power with respect to all shares reported.

(6)	Includes 23,834 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 4,000 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2011.

(7)	Includes 65,503 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 16,420 fully vested deferred stock units.

(8)	Includes 4,576 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 3,650 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2011.

(9)	Includes 2,501 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 4,630 fully vested deferred stock units.

(10)	Includes 78,623 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 19,483 fully vested deferred stock units.

(11)	Includes 61,494 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 5,547 fully vested deferred stock units.

(12)	Includes 49,280 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 7,000 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2011.

(13)	Includes 1,779 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011.

(14)	Includes 216,746 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 7,110 fully vested deferred stock units.

(15)	Includes 806,248 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 32,750 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2011.

(16)	Includes 143,000 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011 and 2,000 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2011.

(17)	Includes 8,000 shares issuable upon vesting of restricted stock units that will vest within 60 days of February 28, 2011.

(18)	Includes 1,947,273 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 28, 2011, 71,000 shares issuable upon vesting of RSUs that will vest within 60 days of February 28, 2011 and 53,190 fully vested deferred stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on a review of the copies of such forms that we have received, and on written representations from certain reporting persons, we believe that, with respect to the fiscal year ended November 30, 2010, our directors, officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.
CERTAIN RELATIONSHIPS
Review of Transactions with Related Persons
     Pursuant to the Audit Committee Charter, which can be found at www.progress.com, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain shareholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.
     We identify transactions for review and approval through our Code of Conduct, which can be found at www.progress.com. The Code of Conduct requires our employees to disclose any potential or actual conflicts of interest to his or her manager, our human resources department or our Chief Compliance Officer. This disclosure also applies to potential conflicts involving immediate family members of employees. Each year we require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.
Transactions with Related Persons
     We have a contract with Salesforce.com, pursuant to which we purchased software and services relating to Salesforce.com’s customer relationship management product, through which we record, track, manage, analyze and share information regarding our sales, customer service and support, and marketing operations. During fiscal year 2010, we paid approximately $956,000 to Salesforce.com. Craig Conway, the brother of Gary Conway, our Senior Vice President and Chief Marketing Officer, is a member of the Board of Directors of Salesforce.com. We entered into the contract with Salesforce.com prior to Mr. Conway joining our company.
     We did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

AUDIT COMMITTEE REPORT
     Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the effectiveness of the company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the internal control over financial reporting and the financial audit process of the company.
     The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independent accountant’s independence.
     The Audit Committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended November 30, 2010 with management and Deloitte & Touche LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
     The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audit. The Audit Committee also discussed with Deloitte & Touche LLP the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.
     Based on the above-mentioned reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2010, for filing with the Securities and Exchange Commission.
     No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Respectfully submitted by the Audit Committee,
Charles F. Kane, Chairman
Ram Gupta
Michael L. Mark

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Selection of Independent Registered Public Accounting Firm
     The Audit Committee has selected the firm of Deloitte & Touche LLP, independent registered public accounting firm, to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2011. We have been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented at the meeting.
Independent Registered Public Accounting Firm Fees
     Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2010 and November 30, 2009 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	Fiscal Year 2010 ($)	Fiscal Year 2009 ($)
Audit Fees (1)	1,992,608	2,018,765
Tax Fees (2)	1,481,743	1,238,927
Audit-Related Fees (3)	—	56,945
All Other Fees	—	—

(1)	Includes statutory audit fees related to our wholly-owned foreign subsidiaries, as the results of these audits are utilized in the audit of our consolidated financial statements. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.

(2)	Includes fees primarily for tax compliance, tax advice and tax planning (domestic and international). In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

(3)	Includes fees related to the performance of audits and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, proposed transactions, and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions. In accordance with the policy on Audit Committee pre-approval, 100% of audit-related services provided by the independent registered public accounting firm are pre-approved.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
     Requests for specific services by the independent registered public accounting firm which comply with the auditor services policy are reviewed by our Finance, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:
•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by the Chairman of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.
The request may be made with respect to either specific services or a type of service for predictable or recurring services.
OTHER MATTERS
     Our Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.
PROPOSALS OF SHAREHOLDERS FOR 2012 ANNUAL MEETING
     We anticipate that our 2012 Annual Meeting of Shareholders will be held on or about April 26, 2012. Proposals of shareholders intended to be presented at the 2012 annual meeting must, in order to be included in our proxy statement and the form of proxy for the 2012 annual meeting, be received at our principal executive offices by November 27, 2011.
     Under our by-laws, any shareholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2012 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing shareholder) to our Secretary not later than the close of business on the 90th day (January 29, 2012) nor earlier than the close of business on the 120th day (December 30, 2011) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.
EXPENSES OF SOLICITATION
     We will bear the cost of solicitation of proxies. In addition to soliciting shareholders by mail, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers and regular employees may, without additional compensation, solicit shareholders in person or by mail, telephone, facsimile, or otherwise following the original solicitation.
AVAILABLE INFORMATION
     Shareholders of record on February 28, 2011 will receive with this proxy statement a copy of our 2010 Annual Report on Form 10-K, containing detailed financial information concerning our company. Our 2010 Annual Report on Form 10-K is also available on-line from the SEC’s EDGAR database at the following address: www.sec.gov/cgi-bin/srch-edgar?progress+software
     We will furnish our 2010 annual report on Form 10-K, including the financial statements, free of charge upon written request. The exhibits to the 2010 annual report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to our Secretary at the address above. Our 2010 annual report on Form 10-K (including exhibits thereto) is also available on our website at www.progress.com.

Dear Shareholder:
Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.
Your vote must be received prior to the Annual Meeting of Shareholders, April 28, 2011.
Thank you in advance for your prompt consideration of these matters.
Sincerely,
Progress Software Corporation
1               n
PROGRESS SOFTWARE CORPORATION
14 OAK PARK, BEDFORD, MASSACHUSETTS 01730
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — APRIL 28, 2011
     The undersigned shareholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Richard D. Reidy and Charles F. Wagner, or either of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s office at 14 Oak Park, Bedford, Massachusetts on April 28, 2011, at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 22, 2011, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.
(Continued and to be signed on the reverse side)
COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF
PROGRESS SOFTWARE CORPORATION
April 28, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://materials.proxyvote.com/743312
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓

n 20630303000000000000 4	042710

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND FOR 1 YEAR ON PROPOSAL 4. THE PROXIES ARE
AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
THE ANNUAL MEETING.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors.			FOR	AGAINST		ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Barry N. Bycoff O Ram Gupta O Charles F. Kane O David A. Krall O Michael L. Mark O Richard D. Reidy	2. To approve an amendment to the Progress Software Corporation Restated Articles of Organization to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000	☐	☐		☐

			FOR	AGAINST		ABSTAIN
		3. Advisory vote on the compensation of Progress Software Corporation’s named executive officers	☐	☐		☐

		4. Advisory vote on the frequency of future advisory votes on the compensation of Progress Software Corporation’s named executive officers	1 Yr ☐	2Yr ☐	3Yr ☐	Abstain ☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND MAIL IT IN THE ENCLOSED ENVELOPE TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON STOCK CERTIFICATE(S). IF SHAREHOLDER IS A CORPORATION OR PARTNERSHIP, PLEASE HAVE AN AUTHORIZED OFFICER SIGN ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: =
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
o

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.